UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)
SEC FILE NUMBER 333-138505

PROSPECTUS	JANUARY 10, 2007

PAPERTRADEX (US) INC.
a Nevada Corporation

10,412,540 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 10,412,540 shares of common stock of Papertradex (US) Inc. that may be offered and sold, from time to time, by the selling stockholders identified in this prospectus. These shares were issued in two separate private transactions described in this prospectus under “Selling Stockholders.”

Our common stock is not currently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We anticipate seeking sponsorship for the trading of our common stock on the National Association of Securities Dealers OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. The selling stockholders are required to sell our shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board or are listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from this offering.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 7 through 14 before buying any of our shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

DEALER PROSPECTUS DELIVERY OBLIGATION	51

PART I – INFORMATION REQUIRED IN THE PROSPECTUS

SUMMARY

The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock. All dollar amounts refer to US dollars unless otherwise indicated.

OUR BUSINESS

We are in the business of providing an online marketplace for commercial printing through our website at www.papertradex.com. Our business is based on proprietary software technology that is deployed at our website and is designed to bring print buyers and sellers together, creating a new marketplace for print. Our Papertradex website is designed to provide print buyers with an easily accessible, broad array of potential printers and reduced prices as a result of increased competition, while offering printers the ability to sell excess capacity and access to new customers.

The Papertradex website allows for both forward and reverse auctions. In forward auctions, print vendors offer services and potential customers submit bids. The auction is won by the highest bidder. In reverse auctions, buyers indicate what type of print services they are seeking, and print vendors submit bids—a buyer can decide which vendor the buyer wants to do the job (which may be based on the lowest bid or other criteria in the buyer’s discretion, such as which bidder provided the best feedback or which bidder can deliver the services the fastest). In addition to auctions, the Papertradex website allows for direct sales of printing services through our online PTX Shop.

We have completed the development of the Papertradex online marketplace for commercial printing and launched our website in June 2005. Although we plan to make additional improvements to the Papertradex online print marketplace going forward, the website is fully functional and has approximately 100 print vendors and 50 print buyers as registered users.

Our objective is to earn revenues through membership fees that we will charge parties to access and use our website and commissions earned on sales effected through our website. As of September 30, 2006, we had not earned any revenues from membership fees or sales commissions. Accordingly, we are in the development stage of our business. Further, we will require additional financing in order to effectively market our Papertradex online marketplace for commercial printing.

We have focused our marketing activities to date on raising our profile in the commercial printing industry within our current target market, which is buyers and sellers in the UK of commercial printing jobs of a value between $2,000 and $40,000. Our plan of operations is to continue to market ourselves to this target market. Once we are established in the UK, our goal is to build market presence of our online print marketplace in other countries. We do not have any current plans to expand our marketing focus beyond the UK, however, because we believe that it is important to secure our brand in the UK before expanding our marketing efforts to other countries.

We were incorporated as Censox Technologies Inc. on May 23, 2005 under the laws of the State of Nevada. We conduct our business operations in the United Kingdom through Papertradex Europe Limited (“Papertradex Europe”), our wholly owned subsidiary, which was incorporated under the laws of the United Kingdom on August 28, 2003. We acquired Papertradex Europe on April 3, 2006 for consideration consisting of 15,000,000 shares of our common stock. During the period from our incorporation to the date of our acquisition of Papertradex Europe, we were engaged in completing our corporate organization and our initial financings. We changed our name to “Papertradex (US) Inc.” on

May 4, 2006 to reflect our acquisition of Papertradex Europe. We are presently engaged in efforts to market the Papertradex online print marketplace through Papertradex Europe as our wholly owned subsidiary.

Papertradex Europe has been working on efforts to commercially exploit the Papertradex technology since March 30, 2004, when Papertradex Europe entered into an agency exploitation agreement with four entities that had acquired licenses to the Papertradex technology. Under this agency exploitation agreement, Papertradex Europe acted as the agent to the licensees to commercially exploit the licensed rights in this Papertradex technology by pursuing potential income-earning opportunities on behalf of the licensees.

We acquired all intellectual property rights to the Papertradex technology on June 30, 2006 for consideration consisting of 6,000,000 shares of our common stock. The licenses held by the licensees, as well as the agency exploitation agreement pursuant to which Papertradex Europe worked to commercially exploit the Papertradex technology on behalf of these licensees, were terminated concurrently with our acquisition of these intellectual property rights. As a result, we now own all intellectual property rights to the Papertradex technology, and Papertradex Europe, as our wholly-owned subsidiary, continues to work to seek commercial opportunities with respect to the Papertradex technology by marketing it to print vendors and purchasers on our behalf.

We presently have limited funds with which to pursue our plan of operations to market the Papertradex website. We have completed private placement financings as part of our corporate organization and as a condition of our acquisition of Papertradex Europe. While we plan to apply the proceeds of these private placements towards the marketing of the Papertradex online print marketplace, we anticipate that we will require additional funding in order to increase the use of the Papertradex website and achieve significant revenues through membership fees and sales commissions. We have no arrangements for any additional financing and there is no assurance that we will obtain any additional financing.

Our principal office is located at Suite 5.18, 130 Shaftesbury Avenue, London, England, W1D 5EU. Our telephone number is +44 (0)20 7031 1197 and our fax number is +44 (0)20 7031 1199.

THE OFFERING

The Issuer:	Papertradex (US) Inc.
The Selling Stockholders:	The selling stockholders consist of some of our existing stockholders who are identified in this prospectus.
Shares Offered by the Selling Stockholders:	The selling stockholders are offering up to 10,412,540 shares of our common stock having a par value of $0.05 per share.
Offering Price

The selling stockholders will sell the common stock at a price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board or is listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our common stock to investors.

Terms of the Offering

The selling stockholders will determine when and how they will sell the common stock offered in this prospectus. We will cover the expenses associated with the offering, which we estimate to be approximately $50,000. See “Plan of Distribution”.

Termination of the Offering	The offering will conclude when all of the 10,412,540 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.
Use of Proceeds:	We will not receive any proceeds from this offering. We will incur all costs associated with the filing of this registration statement and prospectus.
No Present Public Market for Our Common Stock:	Our common stock is currently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.
Outstanding Shares of Common Stock:	There were 31,912,540 shares of our common stock issued and outstanding as at January 2, 2007.
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended September 30, 2006 and 2005 and for the period from inception (August 28, 2003) to September 30, 2006, including the notes to those financial statements. These financial statements are included elsewhere in this prospectus. Effective April 3, 2006, we acquired 100% of the issued and outstanding shares of Papertradex Europe by issuing 15,000,000 shares of our common stock. Notwithstanding its legal form, our acquisition of Papertradex Europe has been accounted for as a reverse acquisition, since the acquisition resulted in the former shareholders of Papertradex Europe owning the majority of our issued and outstanding shares. Because Censox Technologies Inc. (now Papertradex (US) Inc.) was a newly incorporated company with nominal net non-monetary assets, the acquisition has been accounted for as an issuance of stock by Papertradex Europe accompanied by a recapitalization. Under the rules governing reverse acquisition accounting, the results of operations of Papertradex (US) Inc. are included in our consolidated financial statements effective April 3, 2006. Our date of inception is the date of inception of Papertradex Europe, being August 28, 2003, and our financial statements are presented with reference to the date of inception of Papertradex Europe. The summarized financial data should also be read in conjunction with the section of this prospectus entitled “Management’s Discussion and Analysis or Plan of Operations”. All figures are in U.S. funds.

Balance Sheets

	September 30, 2006	September 30, 2005
	(Audited)	(Audited)
Cash	$1,247	$3,622
Total Assets	$3,500	$14,863
Total Liabilities	$(231,624)	$(77,841)
Total Stockholders’ Deficiency	$(228,124)	$(62,978)

Statements of Operations

						Cumulative from
						inception
		Year Ended		Year Ended		(August 28, 2003)
		September 30,		September 30,		to September 30,
		2006		2005		2006
		(Audited)		(Audited)		(Audited)

Revenue	$	Nil	$	Nil	$	Nil

General and Administrative Expenses		$(472,910)		$(201,291)		$(718,861)

Loss for the Period		$(472,910)		$(201,291)		$(718,861)

Total Comprehensive Loss for the Period		$(477,480)		$(190,591)		$(712,675)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS AND FINANCIAL CONDITION

As we have a limited operating history and our ability to exploit the Papertradex technology is untested, we may never earn revenues or achieve profitability.

We were incorporated on May 23, 2005 and only recently acquired Papertradex Europe on April 3, 2006. Papertradex Europe was incorporated in the United Kingdom on August 28, 2003. Papertradex Europe’s experience with the Papertradex technology that provides an online marketplace for commercial printing has been limited to acting as an agent of four original licensees of the Papertradex application, with a contractual mandate to exploit commercially the technology on behalf of the four licensees. Our operating history is limited, and to date we have been involved primarily in organizational and development activities. Moreover, we have only recently acquired the intellectual property rights to the Papertradex online print marketplace on June 30, 2006, and we have little experience as the owner of the technology. As of September 30, 2006, we had no revenues, and our ability to commercially exploit our Papertradex application is untested. Accordingly, there is no assurance that we will ever achieve revenues or profitability.

As we have yet to establish significant use of our online marketplace for commercial printing, there is no assurance that we will ever achieve revenues.

Our plan of operation is focused on marketing our Papertradex online auction for commercial printing. Our ability to achieve significant revenues and future profitability will depend on our ability to successfully market our application to print vendors and customers alike, and their use of our online system to purchase and sell printing services. There is no assurance that we will be able to successfully develop significant use of our application. We are not able to provide investors with any assurance that we will be able to operate our business successfully or that we will be able to achieve profitable operations. Potential investors should consider the difficulties normally encountered in developing and commercializing new online applications, and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the commercialization process that we plan to undertake. These potential problems include, but are not limited to, our inability to provide a service that meets the expectations of print vendors and purchasers and the reluctance of print vendors and customers to sell and purchase printing services using our online print marketplace. If we are unsuccessful in addressing these risks, then we will not achieve revenues and our business will most likely fail.

If we are unable to obtain additional financing to execute our plan of operations, then we will not have sufficient funds with which to carry out our plan of operations and our business will most likely fail.

Our plan of operations is to commercialize and generate revenues from our Papertradex online marketplace for commercial printing. As at September 30, 2006, we had cash of $1,247 and a working capital deficit of $229,019. We anticipate that our planned expenditures over the next twelve months to implement our plan of operations in the amount of $154,000 will exceed our cash reserves and working capital. Accordingly, we anticipate that we will require financing in the amount of approximately $385,000 in order to carry out our plan of operations for the next twelve months. In fact, because we are currently operating at a deficit, we will require additional funding in the near future to fund our operations. We currently do not have any arrangements for additional financing in place and there is no assurance that we will be able to arrange for additional financing. If we are not able to arrange for additional financing to cover our anticipated expenses, we will not be able to execute our plan of operations with the result that our business may fail and investors may lose a substantial portion or all of their investment.

Our marketing efforts directed to commercial printers may not be successful and as a result, we may not be able to attract print customers and the sales necessary to become profitable.

In order for us to become profitable, we will need to build a critical mass of commercial printers using the Papertradex website to sell their print services through our online service. If we are unsuccessful in our marketing efforts to get these commercial printers to sign up for, and use, our online print marketplace, we will not be able to achieve the revenues necessary for our business to become profitable.

If we are unable to generate significant levels of traffic to our website, then print vendors may not generate sufficient sales of their print services to warrant their continued use of our online marketplace, and we will have difficulty both maintaining print vendors who use our website and attracting new print vendors.

If we are unable to generate significant levels of traffic to our website that result in sales of printing services by print vendors that use our website, it will make it difficult for us to maintain those print vendors as users of our website and it will be difficult for us to attract new vendors to use our website.

If we are unable to provide uninterrupted uptime on our website, we will have difficulty maintaining our customers and attracting new customers.

Our website is hosted on a Linux-based server that we lease from Global Gold Networks Ltd., a dedicated server service. Global Gold Networks provides 24-hour support and duplicate servers to try to assure 99.9% uptime. Although Global Gold Networks tries to provide 99.9% uptime, there can be no assurance that unforeseen events will not interrupt access to our website or the services that we provide through our website. Since launching our website in June 2005, we have experienced approximately 20 minutes of unscheduled downtime during normal working hours. If we are unable to provide uninterrupted uptime on our website, then print vendors may not generate sufficient sales of their print services to warrant using our website, and it may be difficult for us to maintain and attract print vendors and purchasers as users of our website.

We have a history of losses and negative cash flows, which are likely to continue unless our online marketplace for commercial printing gains sufficient market acceptance to generate a commercially viable level of sales.

Since inception on August 28, 2003 through September 30, 2006, we have incurred aggregate comprehensive net losses of $712,675. For the fiscal year ended September 30, 2006, we had a total comprehensive net loss for the period of $477,480. There is no assurance that we will be able to successfully commercialize our Papertradex online marketplace for commercial printing in order to generate revenues, achieve profitability and generate positive cash flow in the future. Further, we also expect an increase in development and operating costs as we undertake our plan of operations prior to achieving revenues, of which there is no certainty. Consequently, we expect to incur continued operating losses and net cash outflows until such time as our online marketplace for commercial printing gains market acceptance sufficient to generate a commercially viable and sustainable level of sales. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as market acceptance of our online print marketplace, the unpredictability of when customers will purchase print services through our online print marketplace, the volume of print services purchased and the overall demand for our online print marketplace.

If our operating expenses are greater than anticipated, then we will have less funds with which to pursue our plan of operations and our additional financing requirements will be greater than anticipated.

We may find that the costs of carrying out our plan of operations prior to achieving revenues are greater than we anticipate. Increased operating costs will cause the amount of additional financing that we require to increase. Investors may be more reluctant to provide additional financing if we cannot demonstrate that we can control our operating costs. There is no assurance that additional financing required as a result of our operating costs being greater than anticipated will be available to us. If we do not control our operating expenses, then we will have less funds with which to carry out our plan of operations with the result that our business may fail.

As there is a substantial doubt as to our ability to continue as a going concern, there is a significant risk that our business will fail.

In their reports on our annual financial statements for the years ended September 30, 2006 and 2005, our independent auditors included explanatory paragraphs expressing doubt about our ability to continue as a going concern. This was due to the uncertainty of our ability at the time to meet our current operating and capital expenses. As a result, we caution investors that there is a substantial risk that our business may fail.

Because our sole officer and director does not have experience in managing or serving as the principal financial or chief accounting officer of a reporting company under the Exchange Act, there is a risk that our Exchange Act reports and financial statements may contain errors.

Our sole officer and director, Mr. Rory Oliver, does not have experience in managing or serving as the principal financial or chief accounting officer of a reporting company under the Exchange Act. Nor does he have experience in the preparation or review of Exchange Act reports or financial statements. Due to Mr. Oliver’s lack of experience in the preparation or review of Exchange Act reports, there is a risk that our Exchange Act reports that we file with the Securities and Exchange Commission may contain errors. With respect to our financial statements, we rely on the services of outside accounting professionals that we engage for the preparation of our financial statements. There is a risk that errors will be made by the accountants that may not be identified by Mr. Oliver due to his lack of experience in the preparation or review of financial statements. As such, there is a risk that the financial statements that we file with the Securities and Exchange Commission will contain errors. Investors are cautioned that these errors may be present even though the annual financial statements that we prepare and file with the Securities and Exchange Commission are audited by our independent public accountant and the interim financial statements that we prepare and file with the Securities and Exchange Commission are reviewed by our independent public accountant.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

Our industry is highly competitive and subject to rapid change. Our Papertradex online marketplace for commercial printing is designed to create an online marketplace to bring print vendors and customers together. We cannot guarantee that our software development resources will be able to modify our online service fast enough to meet customer and market requirements. We also expect to experience competition from companies with similar technologies or technologies that accomplish similar goals. Some of our current and potential competitors have greater technical, financial, marketing, sales and other resources than we do. Such competition will potentially affect our chances of achieving profitability and ultimately adversely affect our ability to continue as a going concern.

Our online service may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.

Our industry is characterized by rapid changes in technology and customer demands. As a result, our online marketplace for commercial printing may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new services and enhance our current online print marketplace on a timely and cost-effective basis. Further, our online service must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new services or enhanced versions of existing services. Also, we may not be able to adapt new or enhanced services to emerging industry standards, and our new services may not be favourably received.

As we contract out our software development activities to independent third party contractors, there can be no assurance that we will be able to continue development work on our Papertradex software or that this work will be completed on a continued or timely basis.

We do not have the internal ability to carry out software development work on our online service. To date, we have outsourced our software development work to Xeris S.R.O., a company based in Prague, the Czech Republic, as well as to an independent designer based in the UK. We anticipate outsourcing future software upgrades and developments on our services on a project-by-project basis to our current, UK-based independent designer or other independent designers. There can be no assurance that such designers will be able to carry out the development work we require when we require it or complete the work on a cost-effective basis. If we are not able to carry out our development work when we require it or obtain such work on a cost-effective basis, we run the risk of not responding to market demands for improvements. This could harm our customer relationships and negatively affect our operating results.

Substantially all of our assets and our sole director and officer are located outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or our sole director and officer.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, our sole director and officer is a resident of the United Kingdom, and all or a substantial portion of his assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our sole officer and director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against our director and officer.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary technology that provides an online marketplace for commercial printing. We do not have any patent protection that covers our Papertradex online marketplace for commercial printing. Accordingly, the only measure that we believe will be available to us to protect our Papertradex online print marketplace will be based upon a combination of trade secret and copyright law and our ability to ensure confidentiality of the software source codes through non-disclosure agreements. If any of our competitors copies or otherwise gains access to such proprietary technology or software or develops similar technologies independently, our competitive position will be damaged.

While we believe that we have the rights to exploit the Papertradex software, there is a risk that other persons may bring actions against us claiming that we have infringed on their intellectual property rights, including claims based upon the breach of patent, or claims that our intellectual property rights are not valid. Any claims against us, with or without merit, may be time-consuming and costly to defend or litigate, may divert our attention and resources, may result in the loss of goodwill associated with our business or may require us to make changes to our technologies. We currently do not have sufficient financial resources to defend any litigation that alleges a breach by us of another party’s intellectual property rights.

As a result of these factors, investors should be aware that we may be unable to protect any intellectual property rights that we have or that we will be able to exploit the intellectual property rights that we do have in order to secure a competitive position in the marketplace.

If we fail to effectively manage our growth, our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the commercialization of our online marketplace for commercial printing, we expect to experience significant growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully manage our operations if we are successful in commercializing our online print marketplace. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

If we lose the services of Mr. Rory Oliver, our sole director and officer, then we may not be able to carry out our plan of operations.

We will be dependent upon the services of Mr. Rory Oliver, our sole director and officer to carry out our plan of operations. The loss of the services of Mr. Oliver could have a serious effect on our ability to execute our business plan and succeed in commercializing our online marketplace for commercial printing. If we should lose the services of Mr. Oliver, then we would be forced to hire another person to manage our business and undertake the implementation of our plan of operations. We do not maintain any “key man” insurance on Mr. Oliver.

If government regulations are adopted that impose additional costs or requirements on our ability to provide our online marketplace for commercial printing, then our cost of operations may be increased and we may not be able to carry out our plan of operations.

Our industry is highly regulated and both we and our future customers and clients may be affected by changes in regulation of Internet commerce and online sales of printing services. The indirect impact of changes in regulation could affect our business adversely even though the specific regulations do not apply directly to us or our online service. Changing governmental regulations may impose new and different requirements with which our online marketplace for commercial printing must comply. We have no control over regulations and regulatory change and cannot guarantee that our online print marketplace will meet the minimum standards as set out by applicable future regulation. Establishing compliance may be costly and time-consuming and our failure to do so could result in our inability to commercialize our online print marketplace and carry out our plan of operations. Further, the existence of government regulation in markets into which we may wish to enter may impose prohibitive costs of operation which could result in our determination not to offer our online marketplace for commercial printing in these markets.

RISKS RELATING TO OUR COMMON STOCK

We have not paid any dividends and do not foresee paying dividends in the future.

Payment of dividends on our common stock is within the discretion of the board of directors and will depend upon our future earnings, our capital requirements, our financial condition and other relevant factors. We have no plan to declare any dividends in the foreseeable future.

There is no active trading market for our common stock, and if a market for our common stock does not develop our investors will be unable to sell their shares.

There is currently no active trading market for our common stock, and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment.

For reasons outside our control, our stock price may be volatile.

The market price of our common stock, if listed, is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

  technological innovations or new online print sales or auction services offered by us or our competitors;

  additions or departures of key personnel;

  sales of our common stock;

  our ability to integrate operations, technology and services;

  our ability to execute our business plan;

  operating results below expectations;

  loss of any strategic partner or relationship;

  industry developments;

  economic and other external factors; and

  period-to-period fluctuations in our financial results.

Because we have a limited operating history with no revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above-listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our common stock will be subject to the “Penny Stock” rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board, which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and obtaining future financing. Further, our securities will be subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the “penny stock rules” and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules”, investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the success of our business plan, availability of funds, government regulations, operating costs, our ability to achieve significant revenues, customer acceptance of business model and application solutions and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled “Selling Stockholders” and “Plan of Distribution.” We will, however, incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

As there is no public market for our common stock, we fixed the benchmark offering by reference to our most recent private offering of our common stock, which was effected at $0.05 per share. The selling stockholders will sell at their common stock at the price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board or in another quotation medium and, thereafter, at prevailing market prices or at privately negotiated prices. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value.

We have not applied for listing or quotation on any public market. If our common stock becomes publicly traded and a market for the stock develops, the actual offering price of the shares that are the subject of this prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 10,412,540 shares of common stock offered through this prospectus. The selling stockholders acquired these shares of common stock from us in the following transactions:

1.      Certain selling stockholders (identified by footnote 4 in the table below) acquired 10,000,000 shares of our common stock from us at a price of $0.005 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on August 17, 2005.

2.      Certain selling stockholders (identified by footnote 5 in the table below) acquired 412,540 shares of our common stock from us at a price of $0.05 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on April 3, 2006 and April 10, 2006.

The following table provides, as of January 2, 2007, information regarding the beneficial ownership of our common stock by each of the selling stockholders, including:

  the number of shares owned by each selling stockholder prior to this offering;

  the total number of shares that are to be offered by each selling stockholder;

  the total number of shares that will be owned by each selling stockholder upon completion of the offering; and

  the percentage owned by each selling stockholder upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to “Shares Beneficially Owned After the Offering” assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

		Total number of
	Shares	shares to be	Total shares to
	owned prior	offered for Selling	be owned upon	Percent owned upon
Name of	to this	Stockholders	completion of	completion of
Selling Stockholder	offering (2)	account (3)	this offering (3)	this offering (1)(3)
Nathan Amery (5)	1,000	1,000	-0-	-0-
Douglas Belford (5)	1,000	1,000	-0-	-0-
Mark Julian Bilton (5)	8,000	8,000	-0-	-0-
Tammuz Campbell (5)	1,000	1,000	-0-	-0-
Enrico R. Cachucho (5)	1,000	1,000	-0-	-0-
Jeff Chalker (5)	2,000	2,000	-0-	-0-
Gunnar Brink Christensen (4)	750,000	750,000	-0-	-0-
Polli Kaminski-Claudel (5)	2,000	2,000	-0-	-0-
Harry Daniels (5)	1,000	1,000	-0-	-0-
Paul Donohue (5)	1,000	1,000	-0-	-0-
Alister Doyle (5)	10,000	10,000	-0-	-0-
Clare Doyle (5)	11,000	11,000	-0-	-0-
Jessica Doyle (5)	1,000	1,000	-0-	-0-
Matthew Doyle (5)	1,000	1,000	-0-	-0-
Maria Egbe (5)	1,000	1,000	-0-	-0-
Daniel Feane (5)	1,070	1,070	-0-	-0-
Martin Lewis Green (5)	17,306	17,306	-0-	-0-
Nicola Hutson (5)	1,000	1,000	-0-	-0-
Seonbok Hwang (4)	750,000	750,000	-0-	-0-
Seonduk Hwang (4)	1,250,000	1,250,000	-0-	-0-
Matilde Nyvang Jensen (4)	1,000,000	1,000,000	-0-	-0-
Sukwon Kim (4)	1,000,000	1,000,000	-0-	-0-

		Total number of
	Shares	shares to be	Total shares to
	owned prior	offered for Selling	be owned upon	Percent owned upon
Name of	to this	Stockholders	completion of	completion of
Selling Stockholder	offering (2)	account (3)	this offering (3)	this offering (1)(3)
Tony Kinsella (5)	11,000	11,000	-0-	-0-
Anders Lund Kjøller (4)	750,000	750,000	-0-	-0-
Peter Laybourn (4)	1,250,000	1,250,000	-0-	-0-
Stephen McGrath (5)	2,000	2,000	-0-	-0-
Siv Meisingseth (5)	10,000	10,000	-0-	-0-
Annie Mølgaard (4)	1,500,000	1,500,000	-0-	-0-
Margaret Morgan-Grenville (5)	9,600	9,600	-0-	-0-
Yookyoung Oh (4)	750,000	750,000	-0-	-0-
Ciaran Oliver (5)(6)	10,000	10,000	-0-	-0-
Julian Oliver (5)(6)	100,000	100,000	-0-	-0-
Simon Oliver (5)(6)	2,000	2,000	-0-	-0-
Enya Onah (5)	200,000	200,000	-0-	-0-
Josephine Onah (5)	1,564	1,564	-0-	-0-
Rafique O’Reilly (5)	1,000	1,000	-0-	-0-
William P Quinn (5)	1,000	1,000	-0-	-0-
Jane Seed (5)	500	500	-0-	-0-
Mike Seed (5)	500	500	-0-	-0-
Susan Vegeberg (4)	1,000,000	1,000,000	-0-	-0-
Aradia Zamora-Maughling (5)	1,000	1,000	-0-	-0-
Solange Zamora (5)	1,000	1,000	-0-	-0-
Total:	10,412,540	10,412,540	-0-	-0-

Footnotes:
(1)	Based on 31,912,540 shares of our common stock issued and outstanding as of January 2, 2007.

(2)

Beneficial ownership if calculation under Rule 13d-3 of the Exchange Act. Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(3)

Because a selling stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares actually to be offered for sale by a selling shareholder or as to the number of common shares that will be held by a selling shareholder upon the termination of such offering.

(4)	Acquired our common shares pursuant to the August 2005 private placement described in numbered paragraph 1 of this “Selling Shareholders” section.

(5)	Acquired our common shares pursuant to the April 2006 private placement described in numbered paragraph 2 of this “Selling Shareholders” section.

(6)	Ciaran Oliver is the brother of Rory Oliver, our president and sole director. Julian Oliver is Rory Oliver’s father. Simon Oliver is Rory Oliver’s uncle.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The selling stockholders will sell their shares at an offering price of $0.05 per share until our shares are quoted on the OTC Bulletin Board or are listed for trading or quoted on any other public market. Thereafter, the sales price offered by the selling stockholders to the public may be:

1.	The market price prevailing at the time of sale;

2.	A price related to such prevailing market price; or

3.	Such other price as the selling stockholders determine from time to time.

Our common stock is not currently listed on any national exchange or qualified for trading on any electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or to qualify our shares for trading on any electronic quotation system. If our common stock becomes publicly traded, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	privately negotiated transactions; or

6.	in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with re-sales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, and impose a waiting period of two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $50,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of January 2, 2007 are as follows:

Directors:

Name of Director	Age

Rory Oliver	34

Executive Officers:

Name of Executive Officer	Age	Office

Rory Oliver	34	President, Secretary and Treasurer

Mr. Oliver has not been a director of any reporting company under the Securities Exchange Act of 1934 or any other publicly traded company. The following describes the business experience of Mr. Rory Oliver, our sole director and executive officer.

Rory Oliver is our president, secretary, treasurer and sole director. Mr. Oliver was appointed to our board of directors and as our president and secretary and treasurer on April 3, 2006, concurrent with the closing of our acquisition of our subsidiary, Papertradex Europe. Mr. Oliver has been the managing director of Papertradex Europe since September 1, 2004, and continues to serve in that capacity. He works closely with our third party partners on the development and marketing of our services. Mr. Oliver does not have experience in financial accounting and preparation of reports under the Exchange Act.

Including his experience at Papertradex Europe, Mr. Oliver has over ten years of experience in printing, publishing and online business. From July 1996 to December 1998, Mr. Oliver served as Account Executive at FoxPAvlika and Partners, an advertising company in New York City. From June 1999 to August 2004, Mr. Oliver served as Creative Director of LondonBuzz.co.uk, where he worked as a print broker and project manager on web design projects.

Mr. Oliver currently devotes his full-time efforts to our business.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our sole officer and director described above.

Committees of the Board Of Directors

At present, we do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees. However, we will consider seeking suitable candidates for election as directors, and establishing various committees, during the current fiscal year.

Family Relationships

We do not currently anticipate electing or appointing as directors or officers of our company any persons who are related to each other or to our existing officer and director.

Involvement in Certain Legal Proceedings

None of our directors, executive officers and control persons have been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment or decision has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of January 2, 2007 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) each of our officers, and (iv) our officers and directors as a group. Each stockholder listed possesses sole voting and investment power with respect to the shares shown.

		Amount and nature of	Percentage
Title of class	Name and address of beneficial owner	beneficial owner (2)	of class (1)

Directors and
Officers

Common Stock	Rory Oliver	1,754,177 shares	5.5%
	Suite 5.18, 130 Shaftesbury Avenue,
	London, England, W1D 5EU

Common Stock	All executive officers and directors as a group	1,754,177 shares	5.5%

5% Shareholders

Common Stock	Papertradex Inc. (3)	12,386,635 shares	38.8%
	P.O. Box 346, Corozal Town, Belize,
	Central America

Common Stock	The Papertradex Technology Partnership LLP (4)	6,000,000 shares	18.8%
	4 Bedford Row, London, England WC1R 4DF

(1)	The percentage of class is based on 31,912,540 shares of common stock issued and outstanding as of January 2, 2007.
(2)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(3)

Papertradex Inc. is beneficially owned by the Capai Trust. The trustee of the Capai Trust is Ultra Tech Systems Inc. The sole director of Ultra Tech Systems Inc. is N.D. Holdings Ltd., a company whose sole director is Laura Mouck. As such, Laura Mouck has sole voting and dispositive power over the shares held of record by Papertradex Inc.

(4)

The Papertradex Technology Partnership LLP is a limited liability partnership. We are advised that The Papertradex Technology Partnership LLP is comprised of 90 equity partners and one designated partner, who is a limited partner. Mr. Paul Carter is the designated partner and the administrator of the partnership pursuant to a services agreement between him and the partnership. The administrator is responsible for the administration of the business of the partnership and, subject to the partnership’s operating agreement, makes decisions regarding management of the business of the partnership. Accordingly, Mr. Carter has sole voting and dispositive power over the securities held by The Papertradex Technology Partnership LLP.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our articles of incorporation or our by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share and 5,000,000 shares of preferred stock, with a par value of $0.001 per share. As of January 2, 2007, there were 31,912,540 shares of our common stock issued and outstanding held by forty-seven shareholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore. See “Dividend Policy.”

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)

voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)

subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase our securities. We may, however, issue warrants to purchase our securities in the future.

Options

As of the date of this prospectus, there are no options to purchase our securities outstanding. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

EXPERTS

The audited consolidated financial statements included in this prospectus and registration statement have been audited by Staley Okada & Partners, an independent public accounting firm registered with the United States Public Company Accounting Oversight Board, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement. These audited consolidated financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification can cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such a person in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defence of any action, suit or proceeding, or in defence of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defence. Our articles of incorporation and our by-laws authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law, subject to certain enumerated exceptions.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION SINCE INCORPORATION

We were incorporated on May 23, 2005 as Censox Technologies Inc. under the laws of the State of Nevada. On the date of our incorporation, we appointed Timothy Cocker, our initial founder, as our President, Secretary, Treasurer and sole director.

On June 4, 2005, we entered into a letter of intent with Papertradex Europe that contemplated our acquisition of Papertradex Europe subject to certain conditions, including our completing a private placement of 2,500,000 shares of our common stock at a price of $0.05 per share for proceeds of $125,000. The minimum financing condition was imposed by the shareholders of Papertradex Europe in order to ensure that we would have working capital necessary to fund our initial acquisition and organizational expenses and to provide for additional funds for Papertradex Europe’s business. In order to raise funds to enable us to pursue the acquisition of Papertradex Europe and complete our corporation organization, we completed a private placement of 10,000,000 shares of our common stock at a price of $0.005 per share for proceeds of $50,000 on August 17, 2005.

We entered into a definitive share exchange agreement with Papertradex Europe and the shareholders of Papertradex Europe, including Mr. Rory Oliver, currently our sole director and executive officer, on August 18, 2005. We were not able to complete the full amount of the financing contemplated in the share exchange agreement notwithstanding our efforts. We entered into a closing agreement dated April 3, 2006 with Papertradex Europe and the shareholders of Papertradex Europe whereby they agreed to waive the private placement requirement and to complete the share exchange based on the amount of financing that we had raised as of April 3, 2006. In furtherance of the private placement financing requirement, we completed a private placement of 412,540 shares of our common stock at a price of $0.05 per share for a total proceeds of $20,627 on April 3, 2006 and April 10, 2006.

We acquired all of the issued and outstanding shares of Papertradex Europe pursuant to the share exchange agreement on April 3, 2006 in consideration of our issuance of an aggregate of 15,000,000 shares of our common stock to the shareholders of Papertradex Europe. Upon the completion of this share exchange transaction, Mr. Oliver was issued 1,754,177 shares of our common stock in exchange for his shares in Papertradex Europe. Papertradex Inc., one of the founding shareholders of Papertradex Europe, was issued 12,386,635 shares of our common stock, making in our largest shareholder. Outlander Management Limited (“Outlander Management”), a private corporation that was Papertradex Europe’s other founding shareholder and that provided administrative services to Papertradex Europe, was issued 715,990 shares of our common stock. Outlander Management, Papertradex Inc. and Mr. Oliver were each involved in the negotiation of the share exchange agreement as shareholders of Papertradex Europe. Concurrent with closing, Mr. Oliver, Papertradex Europe’s managing director, was appointed as our sole officer and director to replace Mr. Cocker.

Pursuant to an asset purchase agreement between us and Papertradex Inc., we acquired the intellectual property rights to the Papertradex online marketplace for commercial printing on June 30, 2006, in exchange for 6,000,000 shares of our common stock. Concurrent with the completion of this acquisition, Papertradex Inc. transferred these 6,000,000 shares to The Papertradex Technology Partnership LLP as part of Papertradex Inc.’s arrangement to re-acquire the intellectual property rights to the Papertradex online marketplace for commercial printing from The Papertradex Technology Partnership LLP. These intellectual property rights were originally acquired by The Papertradex Technology Partnership LLP in October 2003. Our acquisition of these intellectual property rights was effected in two concurrent transactions. This transaction structure required that Papertradex Technology Partnership LLP incorporate a wholly owned subsidiary and that the intellectual property be assigned to the wholly owned subsidiary. Papertradex Technology Partnership LLP and Papertradex Inc. then entered into a share exchange agreement whereby Papertradex Inc. acquired all of the shares of the wholly owned subsidiary. As part of this acquisition, Papertradex Inc. agreed to deliver 6,000,000 shares of our common stock to The Papertradex Technology Partnership LLP. Concurrent with this share exchange, we acquired the intellectual property from Papertradex Inc. in consideration for the issuance of 6,000,000 shares of our common stock to Papertradex Inc. Concurrent with this acquisition, Papertradex Inc. transferred the 6,000,000 shares of our common stock to The Papertradex Technology Partnership LLP. These shares were transferred pursuant to Rule 903 of Regulation S of the Securities Act of 1933. We were not party to the share exchange agreement between Papertradex Technology Partnership LLP and Papertradex Inc.

Mr. Cocker, Mr. Oliver, Outlander Management and Papertradex Inc. are considered promoters of our company, having taken the initiative in organizing our current business.

DESCRIPTION OF BUSINESS

CORPORATE ORGANIZATION

We are a development stage company incorporated on May 23, 2005 as Censox Technologies Inc. under the laws of the State of Nevada. We operate through our wholly-owned subsidiary, Papertradex Europe Limited (“Papertradex Europe”). We changed our name to “Papertradex (US) Inc.” effective May 4, 2006 to reflect our acquisition of Papertradex Europe and its business. Papertradex Europe was incorporated on August 28, 2003 under the laws of the United Kingdom.

OVERVIEW

We are in the business of providing an online marketplace for commercial printing through our website at www.papertradex.com. Our business is based on proprietary software technology that is deployed at our website and is designed to bring print buyers and sellers together, creating a new marketplace for print. Our Papertradex website is designed to provide print buyers with an easily accessible, broad array of potential printers and reduced prices as a result of increased competition, while offering printers the ability to sell excess capacity and access to new customers.

Our objective is to earn revenues through membership fees that we will charge parties to access and use our website and commissions earned on sales effected through our website. As of September 30, 2006, we had not earned any revenues from membership fees or sales commissions. Accordingly, we are in the development stage of our business. Further, we will require additional financing in order to effectively market our Papertradex online marketplace for commercial printing.

CORPORATE ORGANIZATION OF PAPERTRADEX

Incorporation

Papertradex Europe was incorporated in the United Kingdom on August 28, 2003. The founding shareholders of Papertradex Europe were Papertradex Inc. and Outlander Management. Papertradex Inc. is a private corporation incorporated in Belize that is now one of our principal shareholders. Outlander Management is a private corporation that is now one of our shareholders.

Ownership of the Papertradex Technology

The Papertradex technology was originally developed in the late 1990s under the name Go-yoyo, by a company based in Denmark. This technology experienced initial commercial success—several thousand users signed up for to use the online print marketplace service on the Go-yoyo website. The Papertradex technology was subsequently acquired by Papertradex Inc. and, in September 2003, Papertradex Inc. granted licenses to four entities to exploit the Papertradex technology, with each entity acquiring rights to a different geographic territory. These four entities were HBI Sales Private Limited, Zacan Holdings Proprietary Limited, ICT/Europetec Limited and MIR Technologies LLC. These four licensees subsequently entered into an agency exploitation agreement with Papertradex Europe, as described below, on March 30, 2004. These license agreements were terminated on June 30, 2006 upon our acquisition of the Papertradex technology as described below.

Subsequent to the grant of the license to Papertradex Europe under the agency exploitation agreement, Papertradex Inc. sold its intellectual property rights in the Papertradex online print marketplace technology to The Papertradex Technology Partnership LLP, a limited liability partnership that is not a related party to Papertradex Inc., in October 2003. Papertradex Inc. reacquired the intellectual property rights to the Papertradex technology from The Papertradex Technology Partnership LLP on June 30, 2006 and subsequently sold these rights to us in a concurrent transaction, as described below. The Papertradex Technology Partnership LLP became one of our principal shareholders as a result of the completion of these transactions. See “Acquisition of the Papertradex Technology” below.

License and Agency Exploitation Agreements

Papertradex Europe entered into an agency exploitation agreement on March 30, 2004 with the four entities that had acquired license rights to the Papertradex technology from Papertradex Inc. Under the agency exploitation agreement, Papertradex Europe was appointed as the agent of the four licensees for the purpose of undertaking the commercial exploitation of the licensed rights to the Papertradex online print marketplace technology. Papertradex Europe was obligated to carry out the commercial exploitation of the Papertradex application and to use its best efforts to achieve an exploitation result in accordance with an agreed upon exploitation forecast. In exchange for undertaking these duties, the licensees agreed to pay to Papertradex Europe an amount equal to 25% of the gross income derived from the exploitation of those license rights. The agency exploitation agreement was terminated on June 30, 2006 concurrently with our acquisition of the Papertradex technology from Papertradex Inc., as described below. Papertradex Europe did not realize any gross income from the exploitation of the Papertradex technology or earn any payments during the term of the agency exploitation agreement.

Acquisition of the Papertradex Technology

We purchased the intellectual property rights to the Papertradex online print marketplace technology from Papertradex Inc. on June 30, 2006 pursuant to an intellectual property asset purchase agreement between us and Papertradex Inc. dated June 21, 2006. This acquisition followed the concurrent re-acquisition of the Papertradex technology by Papertradex Inc. from The Papertradex Technology Partnership LLP. We issued 6,000,000 shares of our common stock to Papertradex Inc. in consideration of the transfer to us of the intellectual property rights to the Papertradex technology. Papertradex Inc. in turn transferred these 6,000,000 shares of our common stock to The Papertradex Technology Partnership LLP in connection with its concurrent acquisition of the intellectual property rights to the Papertradex technology from The Papertradex Technology Partnership LLP. This transfer was completed in accordance with Rule 903 of Regulation S of the Securities Act of 1933, as amended. The Papertradex Technology Partnership LLP became one of our principal shareholders as a result of the completion of these transactions.

Initial Financing of Papertradex Europe

Papertradex Europe’s initial corporate activities were funded by Papertradex Inc. Papertradex Europe entered into a loan agreement dated October 4, 2004 with Papertradex Inc. whereby Papertradex Inc. agreed to extend a secured loan facility to Papertradex Europe in the maximum amount of £150,000 ($295,500, based on the foreign exchange rate on January 2, 2007 of $1.97:£1.00) .. As at July 25, 2005, Papertradex Europe’s outstanding debt to Papertradex Inc. under the secured loan facility was £87,038 ($171,465, based on the foreign exchange rate on January 2, 2007 of $1.97:£1.00) . Papertradex Europe and Papertradex Inc. entered into a debt settlement agreement July 25, 2005 whereby the outstanding debt was settled by the issuance to Papertradex Inc. of 1,075,000 Ordinary A shares in the capital of Papertradex Europe. Papertradex Inc. subsequently exchanged these shares for 7,685,712 shares of our common stock upon completion of the share exchange agreement on April 3, 2006.

Outlander Management Contract

Outlander Management entered into a services agreement with Papertradex Europe on September 6, 2004 whereby Outlander Management agreed to provide rent, administrative, legal administration, financial services and marketing and sales support and advice to Papertradex Europe. The purpose of the services agreement was to enable Papertradex Europe to obtain administrative and related services that would enable Papertradex Europe to pursue its business without incurring all of these costs directly. The administrative services included the use of shared office space. Legal administration services included maintaining Papertradex Europe’s registered office, providing the services of a company secretary and making statutory filings. Financial services included bookkeeping and maintaining management accounts and statutory accounts. Papertradex Europe paid to Outlander Management an amount equal to £2,350 per month ($4,630 per month based on a foreign exchange rate on January 2, 2007 of $1.97:£1.00) in consideration for the provision of these services.

We terminated our management contract with Outlander Management on June 30, 2005.

Azuracle Management Contract

We entered into a management contract with Azuracle Limited (“Azuracle”) on July 1, 2005 upon termination of the Outlander Management agreement described above. Under the Azuracle management contract, Azuracle provides us with office space in shared office premises and administration services, including telephone and Internet access services. Currently, Azuracle is charging us a monthly management fee of £500 per month ($985 per month based on a foreign exchange rate on January 2, 2007 of $1.97:£1.00) . Additional legal administration, financial, marketing and sales, meeting room, stationery and information technology support services are to be provided by Azuracle upon our request, at agreed upon rates.

INDUSTRY BACKGROUND

The printing industry accounted for approximately £15.2 billion ($29.9 billion based on a foreign exchange rate on January 2, 2007 of $1.97:£1.00) in sales within the United Kingdom in that year. The UK figure includes printing, services related to printing and printed packaging. Sales of advertising and books, brochures and leaflets dominate this figure. The printing industry is very fragmented — there are over 12,000 printing companies in the UK alone, and 90% of UK printing companies employ fewer than 20 employees each. (Source: British Printing Industries Federation, www.britishprint.com/industry/factsnfigs/essential.asp.)

We believe that print buyers have traditionally sought print quotes over the telephone, via fax, or more recently, by submitting requests to printers’ own websites. This process requires the print customer to contact each printer individually, which is time consuming and labour-intensive. As a result, we believe that most print customers tend to source only one to three suppliers. Alternatively, many print customers will simply use whatever printer they have used in the past or a printer that is conveniently located to them. In addition, it is not always easy for a print customer to find the right printer for their particular job—many printing companies are specialised into a particular niche, but they often receive orders for jobs which are not within their niche, which they out-source to another printer at a mark-up to the customer.

The traditional model of buying and selling printing services creates inefficiencies for printers as well. Worldwide, many printers operate below full capacity. In the UK, promotional printers on average have been operating at about 64% capacity. (Source: British Printing Industries Federation, www.britishprint.com/news/article.asp?nid=1196).

In recent years, the Internet has revolutionized the way people communicate, seek information and conduct business. Several companies provide websites that help to bring print buyers and printers together, including www.printindustry.com and www.printlocal.com, which focus on the U.S. market, and www.speedquote.net, www.printoffer.com and www.bobex.co.uk, which focus on the European market. Our technology and website provide print buyers with an easily accessible, broad array of potential printers, while offering printers the ability to sell excess capacity and access to new customers, and we believe that we can establish a market presence in this industry. See “Competition” below.

PAPERTRADEX TECHNOLOGY

Through our website, our Papertradex technology provides print buyers with an easily accessible, broad array of potential printers and reduced prices as a result of increased competition, while offering printers the ability to sell excess capacity and access to new customers.

How the Papertradex Technology Works

The Papertradex technology is deployed on our website at www.papertradex.com. The Papertradex software has been designed and developed to be intuitive and easy-to-use. As described below, the website uses “wizards” to guide the user (a print buyer or seller) through the job specification process in a few easy steps.

Papertradex allows for both forward and reverse auctions. In forward auctions, print vendors offer services and potential customers submit bids. The auction is won by the highest bidder. In reverse auctions, buyers indicate what type of print services they are seeking, and print vendors submit bids—a buyer can decide which vendor it wants to do the job (which may be based on the lowest bid or other criteria in the buyer’s discretion, such as which bidder provided the best feedback or which bidder can deliver the services the fastest). Users are notified of new bids and bid details in their auctions by email or by logging into their account if they have created one with us.

In addition to auctions, the Papertradex website allows for direct sales of printing services through our online PTX Shop, as described below under “Special User Features.”

The Papertradex system is completely automated and needs minimal moderation by administrators. The system is “user-regulated” to encourage print vendors to provide satisfactory service. Once the due date for a print job has past, the Papertradex system sends the buyer an e-mail, requesting feedback. If the Papertradex system does not receive feedback after the job is completed, a reminder email is automatically sent to the purchaser. Potential purchasers of print services from vendors on the Papertradex website can read the feedback on that particular vendor. This encourages vendors to provide prompt, quality service, while allowing customers to consider past evaluations when deciding whether or not to select a particular printer to do their job.

Auction “Wizards” and Other Features

All Papertradex auctions are created using auction software “wizards” that are part of the Papertradex application. Using the auction wizards, the user defines the specification of the job—the dimensions, substrate, printing style, finishing, artwork and other specifications. The wizards also allow the user to define how long the auction will remain open, how long the printer has for production, delivery details and other criteria. The wizards have pop-up help balloons, which may be particularly helpful to new customers to the Papertradex website or inexperienced print buyers who may be unfamiliar with industry jargon.

We believe that the Papertradex system is a user-friendly, efficient means to bring print buyers and sellers together. Some of the features of the Papertradex system that we believe make it attractive to both print buyers and sellers include the following:

  Available online 24 hours a day

  20+ wizards for common job types

  Ability for users to select templates for regular jobs

  Pop-up help balloons with explanations of the terminology

  Search and filtering capabilities in the auctions

  Users are able to view a summary of the auction or click on it to get the full details

  “Knowledgebase” key on our homepage, which links to a glossary of printing terms and short discussions of printing-related topics so that non-experts can learn more about printing

Special User Features

Users of the Papertradex system can access different features of our website, depending on their particular needs. We characterize our users into the following general categories, and we provide certain services and features that we believe are particularly useful to these different user categories:

  Registered Users – Anyone can use the Papertradex system, provided that they register. Registration is free, and registered users have the ability to use the auction wizards to initiate auctions or bid on auctions. In order to initiate an auction, however, registered users must pay a £2.50 listing fee per auction. In addition, registered users who make a sale pay Papertradex a 5% commission on the winning bid price.

  Members – People can sign up to be a Papertradex member for an annual membership fee of £95. Members receive auction credits that allow them to initiate 25 auctions at no cost. After initiating 25 auctions, a member has to pay a £2.50 listing fee for each additional auction. Members who make a sale pay Papertradex a 2.5% commission on the winning bid price, rather than the 5% commission paid by non-members.

  PTX Shop Users – For an annual fee of £295, vendors can sign up to be a PTX Shop User, which allows them to sell their products directly through one of three online Papertradex Shop templates. PTX Shop vendors that make a sale pay us a 2.5% commission. Any customer (whether a member or a registered user) can shop in our online PTX Shop.

  PTX Expert – Many buyers and sellers of print products are quite passionate about printing. Papertradex provides them a forum to share news and information about print-related topics. Any registered user can apply to become a PTX Expert, which allows them to add news and knowledgebase items to our PTX Expert feature. Papertradex staff review the applications to determine if the user should be considered a “PTX Expert”. Alternatively, any user can search the PTX Expert feature for helpful information.

Web Server

Papertradex is hosted on a Linux-based web server, built using the PHP scripting language and the PostgreSQL open source database. Customer details including bid details and auction details are held in the PostgreSQL database. We lease our server from Global Gold Networks Ltd. Our server is located in Global Gold Networks’ hosting facility in London, UK.

Pricing and Revenue Sources

As described above, we provide the following chargeable services on our website::

  Listing fees on auctions - £2.50 per auction

  Membership fee - £95 per year

  Commission on sales – 2.5% for members, 5% for registered users (of the winning bid price)

  PTX Shop fee - £295 per year for vendors, plus 2.5% commission on all sales (any customer— whether a member or a registered user—can shop in our online PTX Shop)

All Papertradex services are payable either by ecommerce or by cheque.

All ecommerce is provided by Paypal (www.paypal.com). This system allows for two-way communication between the Papertradex server and the Paypal server—Papertradex informs Paypal how much money is owed and Paypal informs Papertradex once the payment has cleared. Paypal, which offers its users extensive fraud protection measures, allows users to make payments by credit card or transfer from their bank account. One disadvantage of using Paypal is that users must sign up for a Paypal account, which slows down the buying process on the Papertradex website. However, the Paypal sign-up process is a once-only process.

Papertradex has a Paypal account, which gets credited every time a customer makes a purchase through Paypal. Papertradex is then able to download the proceeds once a month to its bank account.

If the customer is paying by cheque, they can request an invoice from the Papertradex system. Once the payment has been received and has been cleared, the auction will be allowed to proceed. In either case, whether the customer pays by ecommerce or by cheque, the customer cannot complete an auction until we have been paid. Print suppliers that owe us a commission on sales pay us directly once they agree to complete a job. We do not provide print suppliers with the customer’s details until we have received the commission from the print suppliers.

DEVELOPMENT OF PAPERTRADEX TECHNOLOGY

Development Work Completed by Us

The Papertradex technology was originally developed in the late 1990s under the name Go-yoyo. Papertradex Inc. subsequently acquired the rights to the technology, and on March 30, 2004, Papertradex

Europe entered into an agency exploitation agreement whereby it undertook to commercially exploit the Papertradex application on behalf of four entities that had licensed the technology from Papertradex Inc.

In September 2004, Rory Oliver was hired as managing director of Papertradex Europe, and Papertradex Europe decided that in order to fully exploit the potential of the Papertradex technology, a complete rebuild of the software was necessary. As a result, Papertradex Europe initiated a software redevelopment program in November 2004. Papertradex Europe did not have the internal ability to carry out software development, so as a result of a bid process, Xeris S.R.O., a company based in Prague, the Czech Republic, was selected to perform the necessary work.

The redevelopment program went through several stages of testing, including alpha testing by industry insiders during a focus group in April 2005, to fully determine both the effectiveness of the software and which features users considered to be most important. Papertradex Europe completed the redevelopment program in July 2005, when the final (beta) application was released for use on the Papertradex website.

Future Development

As has been our plan from inception, we perform ongoing reviews of the functionality of our online print marketplace technology and our website. We believe that changes in technology and increased competition will require that we constantly review and improve the functionality of the Papertradex application in response to print vendor and purchaser feedback as well as changing technologies. To date, we have identified certain “usability” and functional improvements to be made. One “usability” improvement would be to further improve the ease-of-use and clarity of the language used in the auction wizards. We believe that this improvement will have the effect of reducing the number of abandoned auctions, increasing the amount of listings fees and commissions that we are able to earn. An example of a functional improvement would be to allow customers greater communication with each other – possibly via a live chat through an instant message system or via Voice over IP.

We do not have the internal ability to carry out software development work. Ideally, we would like to hire a full-time, in-house developer to accomplish these incremental improvements. However, we do not currently have the financial resources to do so, and accordingly, we anticipate engaging independent website developers or designers for future software development work on a project-by-project basis.

These proposed developments are contingent on us accessing sufficient funds to put our development plans in place. There is no guarantee that we will be able to secure such funding.

MARKETING

We have focused our marketing activities to date on raising our profile in the commercial printing industry within our current target market, which is buyers and sellers in the UK of commercial printing jobs of a value between $2,000 to $40,000. We believe that these jobs constitute a large proportion of all print jobs in the UK.

Our level of marketing activity has been constrained by our limited financial resources. As such, we have been unable to promote the Papertradex online print marketplace in regional, national or international press through direct advertising or through web-based advertising. We have worked with Chameleon PR, a UK-based public relations firm, to assist us in the development and implementation of an effective and sustainable marketing strategy. To date, our focus has been to raise our profile through a combination of telemarketing, targeted email campaigns, website promotions, web forums, industry networking events and trade shows.

Once we are established in the UK, our goal is to build market presence of our online print marketplace in other countries. We do not have any current plans to expand our marketing focus beyond the UK,

however, because we believe that it is important to secure our brand in the UK before expanding our marketing efforts to other countries.

As described below, our marketing strategy involves marketing to both sellers and buyers of commercial printing services. We employ different approaches to each set of customers.

Print Vendors

In the past few months, we have focused our marketing strategy on getting a critical mass of established printing companies onto the Papertradex system to be able to satisfy anticipated demand once more and more buyers are registered. Our rationale behind this strategy is that our Papertradex online print marketplace needs to have an adequate number of printing companies in various print categories, such as litho, digital, web-offset and speciality printing. In addition, the Papertradex website needs to provide a sufficient number of printers that print at different print volumes and page sizes. For example, a digital printer who prints up to 100 copies has a very different setup from a printer who prints 50,000+ copies, while a printer who prints at A4 (a standard international paper size) has different machinery than a printer that makes building wraps (large pieces that cover the side of a building).

To date, approximately 100 printing companies have registered to use the Papertradex system. We have found that it has been relatively easy to get printers to sign up to use the Papertradex system. We believe this is because printers have little to lose and a lot to gain by signing up to use Papertradex—sign up is free and takes around 10 minutes, and the printer is then able to receive relevant job requests from buyers. When printers sign up to either free registration or paid membership, the Papertradex system asks them what types of jobs and print volumes they would be interested in bidding on. When a print buyer submits a request for a quotation, it will be emailed to printers who have indicated that they wish to receive print jobs that fit that criteria.

Our marketing efforts to print vendors has been primarily through direct, targeted telemarketing and email marketing. In our communications to, and conversations with, print vendors, we emphasize the following advantages of using the Papertradex system:

  Allows printers to reach new customers and markets;

  Provides a cost-effective means to promote and sell excess capacity to reduce “down-time” and increase profits; and

  Provides printers with a low-cost web presence.

We are also pursuing a strategy of getting print “superstars” to be part of the Papertradex system. “Print superstars” are those companies that have been acknowledged to be leaders in their fields. We believe that by attracting market leaders, we will create industry “buzz” that will encourage additional print vendors to be a part of the Papertradex online print marketplace.

Print Buyers

We have found that marketing to print buyers is more complex than marketing to printers because print buyers are much more diverse. Buyers are split into all the different industry sectors that constitute the general economy, and it is sometimes difficult to identify the person or persons within an organisation that are responsible for print purchases. As such, our strategy has been to categorize print buyers by industry, target those industries that tend to be high-volume print buyers, and pinpoint the print buyer within the organisations in those industries.

Our initial marketing focus has been to high-volume print buyers, which include companies in the entertainment and leisure industries (nightclubs, bars, fitness gyms, restaurants), events companies (conference and exhibition organisers), and real estate agents. Our strategy to reach out to these high-volume print buyers has been to use direct telemarketing and email marketing efforts. In our communications to, and conversations with, print buyers, we emphasize the following advantages of using the Papertradex system:

  Saves time (buyer can quickly enter necessary information on the Papertradex website rather than having to contact various printers individually);

  Likely to reduce printing costs (due to competitive nature of auction system);

  Easy to use and available 24/7;

  The Papertradex website contains an extensive knowledge base including a range of white papers and tutorials on common topics to assist print buyers; and

  The Papertradex website contains a free directory of worldwide printing service providers to help customers identify the right supplier for their job.

To date, we have 50 print buyers as registered users.

Search Engine Marketing

We have engaged in both Search Engine Optimisation (SEO) and pay-per-click marketing. SEO (sometimes called organic optimisation) helps get a website high in search engine rankings. For a web-based business such as ours, being highly ranked in search engine results is critical. Since the launch of the Papertradex website in June 2005, we have employed the services of EBrandz , a SEO company based in Mumbai, India, which has enabled us to consistently get on the first page of search results for some key phrases, such as “Digital Printing London”. Since starting our SEO campaign, our page rank has gone from 0 to 4 (on a scale of 0-10), as determined by Google.

It is also possible to pay search engines such as Google for a web address to appear beside search phrases such as “Business Cards”. The company then pays the search engine a fee if somebody clicks on the link. This method of advertising provides a means of measuring its effectiveness because it is possible to track what the user does after they click on the link (e.g., they might sign up for a Papertradex account, bid on or initiate an auction, etc.). We used pay-per-click marketing for a short period of time only, because we determined that its cost outweighed its commercial advantage to us at that time. Although we have no current plans to do so, we may consider using pay-per-click marketing in the future as part of our long-term marketing strategy.

Future Plans

Papertradex is a mass market business that is dependent on scale and volume to earn strong revenues through membership fees and commissions. As such, we are committed to pursuing an aggressive marketing campaign to expand the use of the Papertradex online print marketplace. For that reason, in addition to continuing the marketing strategies described above, it is our goal to expand our marketing efforts as follows:

  Employ a full-time salesperson in order to attract more users—both printers and buyers, but especially print buyers.

  Expand our marketing campaign via online marketing and advertising: both display (banners) and pay-per-click contextual advertisements (provided that we find such pay-per-click marketing is effective for us).

  Advertise in the printing trade press.

  Gain customer loyalty by providing a “human face” to our online presence—we believe that many people like “person-to-person” interaction that Internet transactions often do not provide. Thus, once we have the means to do so, we intend to assign an account manager to each new member and follow up all registrations with a telephone call.

  These initiatives are contingent on us accessing sufficient funds to put our marketing plans in place. There is no guarantee that we will be able to secure such funding.

INTELLECTUAL PROPERTY

We own intellectual property rights relating to the Papertradex online marketplace for commercial printing that includes trade secrets and copyright. We seek to protect our intellectual property by generally limiting access to it, treating portions of it as trade secrets and obtaining confidentiality or non-disclosure agreements from persons who are given access to it, including our developers.

Trademark

In January 2004, Papertradex Inc. registered a trademark for the name “Papertradex” in the United Kingdom under the following classes: class 9 (which includes software), class 25 (which includes advertising and auctioneering), class 38 (which includes telecommunications services via the Internet and user access to the Internet), and class 42 (which includes design and development of computer hardware and software). In connection with our acquisition of the Papertradex application, we assumed ownership of this trademark. In addition, we intend to pursue trademark protection for our Papertradex logo once we have sufficient funds to do so.

Patent

Papertradex Inc. filed for patent protection in the United Kingdom for the Papertradex application in January 2004. We have been advised that Papertradex Inc. decided not to proceed with the patent process after their research determined that software patents are rarely granted in Europe. Accordingly, we believe it likely that we will not be able to obtain any patent protection for the Papertradex application.

COMPLIANCE WITH GOVERNMENT REGULATION

To our knowledge and belief, we are in full compliance with all applicable laws and regulations in the UK. We are not aware of any specialized government regulation in the UK that we must comply with due to the nature of our business. Although our goal is to eventually launch our services in other countries, we do not have any current plans to expand beyond the UK. If we expand our services into other countries we will have to analyze the government regulations that will apply to the operation of our business in these new markets. As we currently have no immediate plans to expand beyond the UK market, we have not yet ascertained what these government regulations will be and their impact on our cost of doing business in any new markets.

COMPETITION

Papertradex is an online marketplace for commercial printing, specifically targeting buyers and printers who wish to place orders or provide printing jobs of a value between $2,000 to $40,000. We believe that a large proportion of all print jobs in the UK fall into this category.

There are a number of worldwide competitors that offer an online marketplace for printing. We believe that the following companies are our closest competitors:

  Printindustry.com: Printindustry.com launched its website in 1997. Although Printindustry.com enables print buyers to connect with commercial print companies around the world, its focus is on the U.S. market. Print buyers submit quote requests, which Printindustry emails to registered printers specializing in that type of printing. Printers then respond directly to the purchaser with proposed pricing information. Print buyers receive free quotes, but print sellers must pay a registration fee that is substantially higher than our optional registration fee.

  Printlocal.com: Printlocal.com, as its name suggests, has a primary focus of matching print buyers to print sellers in their geographical area. Printlocal’s registered print suppliers are located throughout the United States and Canada. Print buyers submit quote requests, which Printlocal then emails to all subscribing printers within the buyer’s geographical area. Printers then respond directly to the purchaser with their bid. Print buyers can use Printlocal’s services at no cost. Print sellers are not charged a commission, and the required printer registration fee is comparable to our optional registration fee.

  Bobex.co.uk: Bobex.co has websites for the UK, Belgium, France, Luxembourg and the Netherlands. Bobex.co is an online business-to-business exchange that is designed to match buyers and sellers of various business services and products, including printing. Print buyers submit quote requests, which Bobex then transmits to matching suppliers. Printers respond to the buyer via the Bobex website. Print buyers receive free quotes. Although there are no sales commissions, print sellers must pay a registration fee that is substantially higher than our optional registration fee.

  Speedquote.net: The Speedquote.net website provides print buyers in the UK with instant print prices from up to seven printers that are registered users. We have not been able to ascertain Speedquote.net’s pricing structure.

  Printoffer.com: Printoffer.com is based in Sweden, where most of its customer base is located. However, Printoffer also has members throughout Europe, including the UK, as well as several other countries around the world. Print buyers submit quote requests and Printoffer transmits these requests to its registered printers around the world. Printers then respond directly to the purchaser with their bid. Print buyers receive free quotes. Although there are not sales commissions, print sellers must pay a registration fee that is substantially higher than our optional registration fee.

The printing market is quite large and diverse. Although many of our competitors are well-established, none of them enjoys a significant market share of the printing business. Although we are a new entrant into the online print business, we believe that we offer certain advantages over our competitors:

  Although we charge a commission, print sellers are not required to pay a registration fee to use our service like many of our competitors.

  We offer a true “auction” site where print suppliers compete to win a bid; many of our competitors simply facilitate a buyer’s receipt of quotes.

  Our auction wizards are a fairly unique feature that offers easy-to-use, user-friendly functionality that we believe is superior to that of our competitors, allowing non-expert print buyers to use our service easily.

  Our “Knowledgebase”, which provides a link to a glossary of printing terms as well as short discussions of printing-related topics, allows our site to be easily used and understood by even the most inexperienced print buyers.

Although we are initially targeting the UK market, the Papertradex online print marketplace technology has been designed to be competitive in the worldwide market. We would eventually like to expand to a wider market, especially the U.S. market, but we believe it is important for us to gain brand recognition and achieve profitability in the UK before expanding to other markets.

EMPLOYEES

As of the date of this prospectus, we had one full-time employee, namely Mr. Rory Oliver, our sole director and executive officer.

RESEARCH AND DEVELOPMENT EXPENDITURES

We have spent the following amounts on research and development activities, which activities have been comprised of product and corporate development:

	Fiscal Year ended September 30, 2006	Fiscal Year ended September 30, 2005
Amount of Research and Development Expenditures	$Nil	$31,823

SUBSIDIARIES

We have one wholly-owned subsidiary, namely Papertradex Europe.

REPORTS TO SECURITY HOLDERS

At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the United States Securities and Exchange Commission website (http://www.sec.gov) and performing a search of our electronic filings. We plan to register our common stock under the Securities Exchange Act of 1934 concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

PLAN OF OPERATIONS

Our plan of operations for the next twelve months is to complete the following objectives within the time periods and budgets specified:

1.	We plan to carry out marketing of our Papertradex online marketplace for commercial printing with the objective of expanding our market presence, particularly with respect to print vendors and purchasers in the UK. We plan to undertake a number of marketing and promotional campaigns over the next 12 months with the objective of expanding our brand presence and establishing momentum for the use of our online print marketplace. We estimate $5,000 per month will be spent on our proposed marketing campaigns and promotions in that 12-month period, for anticipated total annual expenditures of $60,000. This amount is primarily comprised of a salary to Mr. Rory Oliver, our sole executive officer and director, who will carry out the bulk of our marketing and promotional activities. Mr. Oliver’s salary is approximately $4,000 per month.

2.

We anticipate spending approximately $10,000 over the next 12 months to various third parties to run our Papertradex online print marketplace. These third parties are: (i) Global Gold Networks Ltd., which provides our dedicated server, and (ii) our external development team.

3.	We anticipate spending approximately $10,000 over the next twelve months in continuing the upgrading, development and design of our Papertradex online print marketplace.

4.

We anticipate spending approximately $2,000 in ongoing general and administrative expenses per month for the next twelve months, for a total anticipated expenditure of $24,000 over the next twelve months. The general and administrative expenses for the year will consist primarily of rent and office services, technical support and hosting services and general office expenses.

5.

We anticipate spending approximately $50,000 in completing this filing of this registration statement and becoming a reporting company under the Securities Exchange Act of 1934. These expenses will consist primarily of professional fees relating to the completion of this offering.

These planned expenditures total $154,000 over the next twelve months. As at September 30, 2006, we had cash of $1,247 and a working capital deficit of $229,019. We anticipate that our planned expenditures over the next twelve months to implement our plan of operations in the amount of $154,000 will exceed our cash reserves and working capital. Accordingly, we anticipate that we will require financing in the amount of approximately $385,000 in order to carry out our plan of operations for the next twelve months.

During the twelve-month period following the date of this registration statement, we anticipate that we will not generate revenues that exceed our operating costs. We believe that we will require additional financing to successfully market the Papertradex website in order to earn revenues that will exceed our operating expenses. We believe that debt financing will not be an alterative for funding of our planned activities because we do not have tangible assets to secure debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. Issuances of additional shares will result in dilution to our existing shareholders.

No agreements have been entered into and we cannot provide investors with any assurance that any financings we obtain will be sufficient to fund our plan of operations. At this time, all potential investors and all discussions are taking place outside the United States. We may also seek to obtain additional financing from our principal shareholders, although none of our shareholders have committed to advance any shareholder loans to us. We are currently operating at a deficit, and we will require additional funding in the near future to fund our operations. We do not have any arrangements for additional financing in place and there is no assurance that we will be able to arrange for additional financing. If we are not able to obtain financing in the near future, we will be forced to abandon our plan of operations and our business activities.

PRESENTATION OF FINANCIAL INFORMATION

Effective April 3, 2006, we acquired 100% of the issued and outstanding shares of Papertradex Europe by issuing 15,000,000 shares of our common stock. Notwithstanding its legal form, our acquisition of Papertradex Europe has been accounted for as a reverse acquisition, since the acquisition resulted in the former shareholders of Papertradex Europe owning the majority of our issued and outstanding shares. Because Censox Technologies Inc. (now Papertradex (US) Inc.) was a newly incorporated company with nominal net non-monetary assets, the acquisition has been accounted for as an issuance of stock by Papertradex Europe accompanied by a recapitalization. Under the rules governing reverse acquisition accounting, the results of operations of Papertradex (US) Inc. are included in our consolidated financial statements effective April 3, 2006. Our date of inception is the date of inception of Papertradex Europe, being August 28, 2003, and our financial statements are presented with reference to the date of inception of Papertradex Europe. Financial information relating to periods prior to April 3, 2006 is that of Papertradex Europe.

CRITICAL ACCOUNTING POLICIES

Development Stage Company

We are a development stage company as defined by Statement of Financial Accounting Standards (SFAS) No. 7. We are currently devoting all of our present efforts to establishing a new business. All losses accumulated since inception have been considered as part of our development stage activities.

Revenue Recognition

We recognize revenue when all of the following criteria have been met: persuasive evidence for an arrangement exists; delivery has occurred; the fee is fixed or determinable and collection is reasonably assured. Upfront contract payments received from the sale of services not yet earned are initially recorded as deferred revenue on the balance sheet. The amount is recognized as income over the term of the contract.

Revenue from time and material service contracts is recognized as the services are provided. Revenue from fixed price, long-term service or development contracts is recognized over the contract term based on the percentage of services that are provided during the period compared with the total estimated services to be provided over the entire contract. Losses on fixed price contracts are recognized during the period in which the loss first becomes apparent. Payment terms vary by contract.

Foreign Currency Translations

The Company’s functional currency is pounds sterling (“GBP”). The Company’s reporting currency is the U.S. dollar. All transactions initiated in other currencies are re-measured into the functional currency as follows:

i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
ii)	Non-monetary assets and liabilities, and equity at historical rates, and
iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Gains and losses on re-measurement are included in determining net income for the period

Translation of balances from the functional currency into the reporting currency is conducted as follows:

i)	Assets and liabilities at the rate of exchange in effect at the balance sheet date,
ii)	Equity at historical rates, and

iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Translation adjustments resulting from translation of balances from functional to reporting currency are accumulated as a separate component of shareholders’ equity as a component of comprehensive income or loss. Upon sale or liquidation of the net investment in the foreign entity the amount deferred will be recognized in income.

RESULTS OF OPERATIONS

The following summary of our results of operations should be read in conjunction with our audited consolidated financial statements that are included herein. References to fiscal 2006 and 2005 are to our fiscal years ended September 30, 2006 and 2005 respectively.

					Cumulative from
					Incorporation
		Year Ended		Year Ended	(August 28, 2003)
		September 30,		September 30,	to September 30,
		2006		2005	2006
		(Audited)		(Audited)	(Audited)
General and Administrative
Expenses:
Intellectual Property		$(300,000)	$	---	$(300,000)
Salaries and Benefits		$(67,677)		$(80,978)	$(159,262)
Accounting and Auditing		$(52,643)		$(21,786)	$(100,782)
Legal		$(22,463)		$(1,665)	$(24,307)
Rent		$(10,806)		$(11,101)	$(22,803)
Office and Miscellaneous		$(6,976)		$(2,879)	$(9,873)
Marketing and Public		$(5,406)		$(41,096)	$(50,894)
Relations
Depreciation		$(908)		$(906)	$(1,967)
Development	$	---		$(31,823)	$(31,823)
Travel and Entertainment		$(1,529)		$(1,056)	$(2,585)
Consulting and Technical		$(4,502)		$(8,001)	$(14,565)
Support
Net Loss for the Period		$(472,910)		$(201,291)	$(718,861)

Key factors affecting our results of operations are discussed as follows:

Revenue

As of September 30, 2006, we had not earned any revenues from membership fees or sales commissions.

Intellectual Property

We recorded the expense of $300,000 related to our acquisition of the Papertradex technology application on June 30, 2006 as an operating expense in accordance with SFAS No. 86.

Salaries and Benefits

Salaries and benefits are primarily comprised of salary paid to Rory Oliver, our sole executive officer and employee.

Decreased salaries and benefits during fiscal 2006 compared to fiscal 2005 reflect the fact that Mr. Oliver agreed to receive a reduced monthly salary starting in June 2006 due to insufficient company funds. We have agreed to reimburse Mr. Oliver for this pay reduction once we obtain sufficient funding to do so.

Accounting and Auditing Expenses

Accounting and auditing expenses are attributable to the preparation and audit of our financial statements.

Our accounting and auditing expenses increased to $52,643 in fiscal 2006 as compared to $21,786 in fiscal 2005. Our accounting and auditing expenses increased substantially in fiscal 2006 compared to fiscal 2005 as we completed the preparation and audit of our financial statements in connection with the preparation of a registration statement for filing with the Securities and Exchange Commission.

Legal

Our legal expenses to date have been attributable to expenses related to our organization and the preparation and filing of a registration statement with the Securities and Exchange Commission. These expenses increased to $22,463 in fiscal year 2006 from $1,665 in fiscal year 2005 as we began our preparations of a registration statement for filing with the Securities and Exchange Commission.

Rent

Rent expense was attributable to amounts paid on account of our rent of shared office premises in London, England. We originally paid these amounts to Outlander Management until we replaced our agreement with Outlander Management with our agreement with Azuracle on July 1, 2005. Our rent expense remained substantially similar in fiscal 2006 as compared to fiscal 2005, although it did decrease slightly between these two periods ($11,101 to $10,806) due to a change in exchange rates.

Office and Miscellaneous

Office and miscellaneous expenses are comprised of general office and administrative expenses not covered under our agreement with Azuracle. These expenses increased to $6,976 in fiscal 2006 as compared to $2,879 in fiscal 2005 due to increased administrative overhead.

Marketing and Public Relations

Our marketing and public relations expenses were comprised of amounts paid to Outlander Management in fiscal 2006 and fiscal 2005 in connection with the marketing of our Papertradex technology application. These expenses decreased to $5,406 for fiscal 2006 as compared to $41,096 for fiscal 2005 as a result of our decision to terminate these marketing efforts of Outlander Management.

Development Costs

Our development costs are comprised of development expenses paid to Xeris S.R.O. and an independent web designer based in the UK. This work was completed in fiscal 2005, at a cost of $31,823. Development costs decreased to $nil during fiscal 2006 because we completed this work in fiscal 2005 and have shifted our focus to marketing the Papertradex website.

Consulting and Technical Support

Our consulting and technical support expenses decreased to $4,502 in fiscal 2006 compared to fiscal 2005 of $8,001 in connection with payments due under a consulting agreement for IT services with Outlander Management, a related party to us.

Loss from Operations

Our loss from operations increased to $472,910 for fiscal 2006 from $201,291 for fiscal 2005 due to the $300,000 operating expense of our acquisition of the Papertradex intellectual property on June 30, 2006 and the increase in our legal, auditing and accounting expenses in connection with the preparation and filing of our registration statement and financial statements.

LIQUIDITY AND CAPITAL RESOURCES

We had cash of $1,247 and a working capital deficit of $229,019 at September 30, 2006, compared to cash of $3,622 and a working capital deficit of $64,780 at September 30, 2005.

Cash used in Operating Activities

We used cash of $65,616 in operating activities during fiscal 2006 and $190,591 during fiscal 2005. From inception until September 30, 2006, we used cash of $272,604 in operating activities. We have applied cash generated from financing activities to fund cash used in operating activities.

Cash from Investing Activities

We acquired cash from investing activities of $58,398 for fiscal 2006 upon completion of our acquisition of Papertradex Europe. We used cash of $976 during fiscal 2005 which was attributable to purchases of equipment.

Cash from Financing Activities

We acquired cash from financing activities of $9,413 during fiscal 2006 compared to $147,124 during fiscal 2005. Cash in fiscal 2005 was primarily the result of a loan from Papertradex Inc. to Papertradex Europe.

Papertradex Inc. advanced $151,473 to Papertradex Europe between October 4, 2004 to July 25, 2005. By agreement dated July 25, 2005, Papertradex Europe issued shares to Papertradex Inc. in full settlement of this loan. These Papertradex Europe shares were then exchanged for shares of our common stock upon completion of the Share Exchange Agreement on April 3, 2006. As a result, no amount of this loan was outstanding as of September 30, 2006 or is currently outstanding.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive business activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

OFF-BALANCE SHEET ARRANGEMENTS

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

DESCRIPTION OF PROPERTIES

Our executive office is located at Suite 5.18, 130 Shaftesbury Avenue, London, England W1D 5EU. We occupy these premises under a contract with Azuracle, which provides us with office space in shared office premises and administration services, including telephone, reception and Internet access services in consideration of a management fee of £500 per month ($985 per month based on a foreign exchange rate on January 2, 2007 of $1.97:£1.00) .

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any currently proposed transaction that has or will materially affect us:

  Any of our directors or officers;

  Any person proposed as a nominee for election as a director;

  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

  Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

Timothy Cocker

Timothy Cocker, our initial director and officer, acquired 500,000 shares of our common stock effective May 25, 2005, at a price of $0.001 per share. Mr. Cocker paid a total purchase price of $500 for these shares. In addition, Mr. Cocker loaned the Company $50 as the initial deposit to the Company’s bank account. Timothy Cocker is a director of MIR Technologies LLC, one of the four entities that had a license with respect to intellectual property rights in the Papertradex application, which license was terminated on June 30, 2006, concurrent with our acquisition of the intellectual property rights in the Papertradex application.

Rory Oliver

Rory Oliver is our sole officer and director. Prior to our acquisition of Papertradex Europe, Mr. Oliver was the managing director and a shareholder of Papertradex Europe. Under the share exchange agreement whereby we acquired Papertradex Europe as our wholly-owned subsidiary on April 3, 2006, Mr. Oliver received 1,754,177 shares in our company in exchange for his shares in Papertradex Europe. Upon the acquisition of Papertradex Europe, Mr. Oliver was appointed to replace Mr. Cocker as our sole officer and director.

Mr. Oliver provides his services as managing director and employee of Papertradex Europe under agreements between Mr. Oliver and Papertradex Europe dated July 26, 2004. Mr. Oliver is obligated to devote his full business time to our business. We have agreed to pay to Mr. Oliver a salary of £35,000 ($68,950 per annum based on a foreign exchange rate on January 2, 2007 of $1.97:£1.00) per annum. Mr. Oliver agreed to receive a reduced monthly salary starting in June 2006 due to insufficient company funds, and we have agreed to reimburse Mr. Oliver for this pay reduction once we obtain sufficient funding to do so. In addition, Papertradex Europe agreed to issue to Mr. Oliver up to maximum of 245,000 ordinary shares of Papertradex Europe. By agreement, all 245,000 shares were issued to Mr. Oliver prior to the execution of the Share Exchange Agreement. These shares were exchanged for

1,754,177 shares of our common stock upon completion of our acquisition of Papertradex Europe. No additional shares are issuable to Mr. Oliver pursuant to his employment contract.

Papertradex Inc.

Papertradex Inc. was one of the founding shareholders of Papertradex Europe and funded Papertradex Europe’s initial corporate activities.

Papertradex Europe entered into a loan agreement dated October 4, 2004 with Papertradex Inc. whereby Papertradex Inc. agreed to extend a secured loan facility to Papertradex Europe in the maximum amount of £150,000 ($295,500, based on the foreign exchange rate on January 2, 2007 of $1.97:£1.00) .. As at July 25, 2005, Papertradex Europe’s outstanding debt to Papertradex Inc. under the secured loan facility was £87,038 ($171,465, based on the foreign exchange rate on January 2, 2007 of $1.97:£1.00) . Papertradex Europe and Papertradex Inc. entered into a debt settlement agreement July 25, 2005 whereby the outstanding debt was settled by the issuance to Papertradex Inc. of 1,075,000 Ordinary A shares in the capital of Papertradex Europe. Papertradex Inc. subsequently exchanged these shares for 7,685,712 shares of our common stock upon completion of the share exchange agreement on April 3, 2006.

Papertradex Inc. was issued 12,386,635 shares of our common stock on April 3, 2006 upon the completion of our acquisition of Papertradex Europe pursuant to the Share Exchange Agreement. These shares were issued by us in exchange for Papertradex Inc.’s shares in Papertradex Europe. The cost to Papertradex Inc. of its shares in Papertradex Europe was $163,095, being: (i) $151,473 for the shares issued upon the debt settlement, (ii) £1 ($2 based on a foreign exchange rate on August 28, 2003 of $1.5726:£1.0000) for the purchase of its initial shares of Papertradex Europe, and (iii) £6,549 ($11,621 based on a foreign exchange rate on April 30, 2004 of $ 1.7744:£1.0000) for a subsequent purchase of shares of Papertradex Europe.

Papertradex Inc. and The Papertradex Technology Partnership LLP

We purchased the Papertradex online marketplace for commercial printing from Papertradex Inc. on June 30, 2006 pursuant to an intellectual property acquisition agreement between us and Papertradex Inc. dated June 21, 2006. This acquisition followed the concurrent re-acquisition by Papertradex Inc. of the intellectual property from The Papertradex Technology Partnership LLP. We issued 6,000,000 shares of our common stock to Papertradex Inc. in consideration of these intellectual property assets. Papertradex Inc. in turn transferred 6,000,000 shares of our common stock to The Papertradex Technology Partnership LLP in connection with the acquisition of the Papertradex application from The Papertradex Technology Partnership LLP.

The Papertradex Technology Partnership LLP was not a party that was related to us at the time of our execution of the asset purchase agreement with Papertradex Inc. The Papertradex Technology Partnership LLP became one of our principal shareholders as a result of the completion of these transactions. The Papertradex Technology Partnership LLP is a limited liability partnership organized under the laws of the United Kingdom. We are advised that there are 90 equity partners in The Papertradex Technology Partnership LLP and that Mr. Paul Carter is the administrator of the partnership and a designated partner. The divestiture by The Papertradex Technology Partnership LLP of the Papertradex online marketplace for commercial printing was approved by the limited partners at an extraordinary general meeting of the limited partners called for that purpose of approving the transaction.

The Papertradex Technology Partnership LLP is not a related party to Papertradex Inc.

Each of these agreements is described in detail above under “Organization since Incorporation” and “Description of Business – Corporate Organization.”

Outlander Management Limited

Outlander Management, a private corporation that was one of Papertradex Europe’s founding shareholders and provided administration services to Papertradex Europe, was issued 715,990 shares of our common stock on April 3, 2006 in exchange for the shares of Papertradex Europe held by Outlander Management. The cost to Outlander Management of its shares in Papertradex Europe was £1,000 ($1,774 based on a foreign exchange rate on April 30, 2004 of $1.7744:£1.0000) .

We paid or accrued the following fees to Outlander Management during 2006 and 2005 in respect of administrative services provided by Outlander Management:

Expense	Year ended September 30, 2006	Year ended September 30, 2005
Accounting	$ Nil	$ 6,661
Legal fees	$ Nil	$ 1,665
Marketing and Public Relations	$ Nil	$ 16,652
Rent	$ Nil	$ 8,326
Consulting and Technical Support	$ Nil	$ 5,828

As at September 30, 2005, we had an amount payable to Outlander Management of $nil for management services. This amount had increased to $1,731 as of September 30, 2006 because Outlander Management invoiced us for services up to the termination of our agreement with them on June 30, 2005 and advanced approximately £750 ($1,477 based on a foreign exchange rate on January 2, 2007 of $1.97:£1.00) to us during the year. This advance is payable on demand and is not subject to interest.

Azuracle Limited

As at September 30, 2005, we owed $2,644 to Azuracle for rent and other services from the period from July 1 to September 30, 2005. As at September 30, 2006, we owed $28,089 to Azuracle for rent payments up to that date. Azuracle is a related party to us because Azuracle had a director in common with Outlander Management, one of our promoters, during an approximately two-month period from November to December 2004. The name of the director in common is Ulrik Debo, who has served as a director of Azuracle since November 2004. Mr. Debo served as a director of Outlander Management from February to December 2004. Azuracle has agreed to defer payment of outstanding amounts that we owe them until such time as we have arranged and received sufficient funding to pay our accrued liabilities.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is currently no public market for our common stock. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board, subject to the effectiveness of the registration statement of which this prospectus forms a part and also subject to the registration of our common stock under section 12(g) of the Securities Exchange Act of 1934, as amended. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had forty-seven registered stockholders.

Rule 144 Shares

There are no shares of our common stock available for resale to the public in accordance with the requirements of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company’s common stock then outstanding; or

2.	the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have not granted registration rights to any of our shareholders whereby we are obligated to register their shares pursuant to the Securities Act of 1933.

Options, Warrants and Other Convertible Securities

We do not have any common stock subject to outstanding options or warrants, and there are no securities outstanding that are convertible into shares of our common stock.

Dividends

There are no restrictions in our Articles of Incorporation or by-laws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information as to our president and chief executive officer, Rory Oliver, for the fiscal years ended September 30, 2006 and September 30, 2005 and September 30, 2004. We do not have any other executive officers.

No compensation was paid to Mr. Oliver other than the cash and stock option compensation set forth below.

Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compen- sation ($)
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Awards	Securities Underlying Options/ SARS (#)	LTIP payouts ($)
Rory Oliver, President(2)(3)	2006 2005 2004	60,770 74,311 10,588	Nil Nil Nil	Nil(1) 4,286(1) 245(1)	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1)	Comprised of the issuance of ordinary shares of Papertradex Europe which were subsequently exchanged for 1,754,177 shares of our common stock upon completion of our acquisition of Papertradex Europe.

(2)	Mr. Oliver has been our chief executive officer since April 3, 2006. Compensation amounts for the fiscal years ended September 30, 2005 and 2004 were paid by Papertradex Europe.

(3)

Ms. Timothy Cocker was our chief executive officer from May 23, 2005, the date of our incorporation, to April 3, 2006, the date he was replaced by Mr. Oliver. We did not pay any compensation to Mr. Cocker during this period.

Employment Agreements

Rory Oliver provides his services as managing director and employee of Papertradex Europe under agreements between Mr. Oliver and Papertradex Europe dated July 26, 2004. We have agreed to pay to Mr. Oliver a salary of £35,000 per annum ($68,950 per annum based on a foreign exchange rate on January 2, 2007 of $1.97:£1.00) . Mr. Oliver agreed to receive a reduced monthly salary starting in June 2006 due to insufficient company funds, and we have agreed to reimburse Mr. Oliver for this pay reduction once we obtain sufficient funding to do so. In addition, Papertradex Europe agreed to issue to Mr. Oliver 245,000 ordinary shares of Papertradex Europe. By agreement, all 245,000 shares were issued to Mr. Oliver prior to the execution of the Share Exchange Agreement. These shares were exchanged for 1,754,177 shares of our common stock upon completion of our acquisition of Papertradex Europe. No additional shares are issuable to Mr. Oliver pursuant to his employment contract.

Compensation of Directors

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

Stock Option Grants

We have never granted any stock options to our directors and officers.

Exercises of Stock Options and Year-End Option Values

None of our directors or officers exercised any stock options (i) during our most recent fiscal year ended September 30, 2006, or (ii) since the end of our most recent fiscal year on September 30, 2006.

Outstanding Stock Options

Our director and officer does not hold any options to purchase any shares of our common stock.

FINANCIAL STATEMENTS

The following financial statements of Papertradex (US) Inc. and its predecessors listed below are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

PAPERTRADEX (US) INC. (AUDITED)

  Report of Independent Registered Public Accounting Firm dated November 2, 2006

  Consolidated Balance Sheets as at September 30, 2006 and 2005

  Consolidated Statements of Changes in Stockholders’ Deficiency for the period from incorporation (August 28, 2003) to September 30, 2006

  Consolidated Statements of Operations for the years ended September 30, 2006 and 2005 and for the period from incorporation (August 28, 2003) to September 30, 2006

  Consolidated Statements of Cash Flows for the years ended September 30, 2006 and 2005 and for the period from incorporation (August 28, 2003) to September 30, 2006

  Notes to Consolidated Financial Statements

Papertradex (US) Inc.

(Formerly Censox Technologies Inc.)

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006 and 2005

US FUNDS

F-i

Report of Independent Registered Public Accounting Firm

To the Stockholders of Papertradex (US) Inc.:

We have audited the accompanying consolidated balance sheets of Papertradex (US) Inc. (the “Company”) as at September 30, 2006 and 2005 and the related consolidated statements of changes in stockholders’ deficiency, operations and cash flows for each of the years ended September 30, 2006 and 2005 and the period from incorporation (August 28, 2003) to September 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of the Company as at September 30, 2006 and 2005, and the results of its operations and its cash flows for each of the years ended September 30, 2006 and 2005 and the period from incorporation (August 28, 2003) to September 30, 2006, in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is dependent upon financing to continue operations, had suffered recurring losses from operations and has total liabilities that exceed total assets. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, B.C., Canada	STALEY, OKADA & PARTNERS
November 2, 2006	CHARTERED ACCOUNTANTS

F-ii

Papertradex (US) Inc.	Statement 1
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Consolidated Balance Sheets
US Funds

	September 30,	September 30,
ASSETS	2006	2005
Current
Cash	$1,247	$3,622
Accounts receivable	1,358	9,439
	2,605	13,061

Property and Equipment (Note 3)	895	1,802
	$3,500	$14,863

LIABILITIES
Current
Accounts payable	$131,392	$8,036
Accrued liabilities	53,022	31,958
Due to related parties (Note 8b)	47,210	2,644
Due to Censox Technologies Inc. (Note 6)	-	35,203
	231,624	77,841
Going Concern (Note 1)

STOCKHOLDERS’ DEFICIENCY
Capital Stock
Common Stock
Authorized: 100,000,000 shares with $0.001 par value
Issued and fully paid: 31,912,540 shares (September 30,
2005 – 15,000,000) - Statement 2	31,913	15,000
Additional paid-in capital - Statement 2	452,638	157,217
Preferred Stock
Authorized: 5,000,000 shares with $0.001 par value
Issued and fully paid: Nil	-	-
Accumulated Comprehensive Gain - Statement 2	6,186	10,756
Deficit – Accumulated during the development stage - Statement 2	(718,861)	(245,951)
	(228,124)	(62,978)
	$3,500	$14,863

- See Accompanying Notes -

Papertradex (US) Inc.	Statement 2
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders’
Deficiency
US Funds

					Deficit
					Accumulated
			Additional	Accumulated	During the	Total
	Common Stock		Paid-in	Comprehensive	Development	Stockholders’
	Shares	Amount	Capital	Gain	Stage	Deficiency
Shares issued for cash at
$0.286 per share – August
28, 2003	7	$1	$1	$-	$-	$2

Balance - September 30, 2003	7	1	1	-	-	2
Stock-split	709	-	-	-	-	-
Shares issued for cash at
$0.002 per share – April 30,
2004	5,405,011	5,405	7,989	-	-	13,394
Loss for the year	-	-	-	-	(44,660)	(44,660)

Foreign exchange gain (loss)	-	-	-	56	-	56

Balance - September 30, 2004	5,405,727	5,406	7,990	56	(44,660)	(31,208)
Shares issued for consulting at
$0.003 per share –
December 1, 2004	292,360	292	488	-	-	780
Shares issued for consulting at
$0.003 per share – March
24, 2005	292,360	292	471	-	-	763
Shares issued for consulting at
$0.003 per share – June 22,
2005	1,169,458	1,170	1,818	-	-	2,988
Shares issued for consulting at
$0.020 per share – July 11,
2005	143,198	143	2,674	-	-	2,817
Shares issued for debt at
$0.020 per share – July 25,
2005 (Note 5)	7,696,897	7,697	143,776	-	-	151,473
Loss for the year	-	-	-	-	(201,291)	(201,291)

Foreign exchange gain (loss)	-	-	-	10,700	-	10,700
Balance – September 30, 2005	15,000,000	15,000	157,217	10,756	(245,951)	(62,978)
Loss for the period	-	-	-	-	(57,881)	(57,881)
Foreign exchange gain (loss)	-	-	-	327	-	327
Balance – March 31, 2006 –
Issued before acquisition	15,000,000	15,000	157,217	11,083	(303,832)	(120,532)
Acquisition of Papertradex Europe
Ltd. - Recapitalization - April 3,
2006 (Note 1)	10,910,540	10,911	1,323	-	-	12,234
Balance – April 3, 2006 – Issued
post acquisition	25,910,540	25,911	158,540	11,083	(303,832)	(108,298)
Shares issued for cash at
$0.05 per share – April 10,
2006	2,000	2	98	-	-	100
Shares issued for intellectual
property at $0.05 per share
– June 30, 2006	6,000,000	6,000	294,000	-	-	300,000
Loss for the period	-	-	-	-	(415,029)	(415,029)
Foreign currency translation
adjustment	-	-	-	(4,897)	-	(4,897)

Balance – September 30, 2006	31,912,540	$31,913	$452,638	$6,186	$(718,861)	$(228,124)

- See Accompanying Notes -

Papertradex (US) Inc.	Statement 3
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Consolidated Statements of Operations
US Funds

			Cumulative
			From
			Incorporation
	For the	For the	August 28,
	Year Ended	Year Ended	2003 to
	September 30,	September 30,	September 30,
	2006	2005	2006

General and Administrative Expenses
Intellectual property (Note 4)	$300,000	$-	$300,000
Salaries and benefits	67,677	80,978	159,262
Accounting and auditing	52,643	21,786	100,782
Legal	22,463	1,665	24,307
Rent	10,806	11,101	22,803
Office and miscellaneous	6,976	2,879	9,873
Marketing and public relations	5,406	41,096	50,894
Consulting and technical support	4,502	8,001	14,565
Travel and entertainment	1,529	1,056	2,585
Depreciation	908	906	1,967
Development	-	31,823	31,823
	472,910	201,291	718,861

Loss for the Year	$(472,910)	$(201,291)	$(718,861)

Loss per Share - Basic and Diluted	$(0.02)	$(0.19)

Weighted Average Shares Outstanding	21,893,817	1,075,065

Comprehensive Loss
Loss for the year	$(472,910)	$(201,291)	$(718,861)
Foreign currency translation adjustment	(4,570)	10,700	6,186

Total Comprehensive Loss for the Year	$(477,480)	$(190,591)	$(712,675)

Comprehensive Loss per Share	$(0.02)	$(0.18)

- See Accompanying Notes -

Papertradex (US) Inc.	Statement 4
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Consolidated Statements of Cash Flows
US Funds

			Cumulative
			From
			Incorporation
	For the	For the	August 28,
	Year Ended	Year Ended	2003 to
	September 30,	September 30,	September 30,
	2006	2005	2006
Operating
Loss for the year	$(472,910)	$(201,291)	$(718,861)
Items not affecting cash:
Depreciation	908	906	1,967
Shares for consulting services	-	7,348	7,348
Intellectual property (Note 4)	300,000	-	300,000
Changes in non-cash working capital:
Accounts receivable	8,081	(8,143)	(1,358)
Accounts payable	93,356	6,767	101,393
Accrued liabilities	4,949	3,822	36,907
	(65,616)	(190,591)	(272,604)

Investing
Acquisition of equipment	-	(976)	(2,862)
Cash acquired on purchase of PaperTradex Europe Limited
(Note 1)	58,398	-	58,398
	58,398	(976)	55,536

Financing
Amounts due to related parties	44,516	2,644	47,160
Amounts due to Censox Technologies Inc. (Note 6)	(35,203)	(6,993)	-
Loan from related party (Note 5)	-	151,473	151,473
Share issuances for cash	100	-	13,496
	9,413	147,124	212,129

Effect of exchange rate changes on cash	(4,570)	10,700	6,186

Net Increase (Decrease) in Cash	(2,375)	(33,743)	1,247
Cash - Beginning of year	3,622	37,365	-
Cash - End of Year	$1,247	$3,622	$1,247

Income Taxes Paid	$-	$-	$-
Interest Paid	$-	$-	$-

Please refer to Note 11 for the supplemental schedule of non-cash investing and financing transactions.

- See Accompanying Notes -

Papertradex (US) Inc.
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

1.	Organization and Going Concern

Organization

Censox Technologies Inc. (the "Company" or “Censox”) was incorporated on May 23, 2005 under the laws of the State of Nevada. On May 4, 2006, the Company changed its name to Papertradex (US) Inc.

By letter of intent dated June 4, 2005 and a Share Exchange Agreement ("Agreement") dated August 18, 2005 with Papertradex Europe Limited ("Papertradex"), a United Kingdom corporation, wherein Censox agreed to issue to the shareholders of Papertradex 15,000,000 Censox shares in exchange for the 2,095,000 shares that constituted all the issued and outstanding shares of Papertradex. On April 3, 2006, Papertradex completed the reverse acquisition (“RTO”) under the Agreement with Censox. Immediately before the date of the RTO, Censox had 100,000,000 common shares authorized and 10,910,540 shares of common stock issued and outstanding. Pursuant to the RTO, all of the 2,095,000 issued and outstanding shares of common stock of Papertradex were exchanged for 15,000,000 Censox shares on an approximate 7.16 to 1 basis.

Immediately after the RTO, the management of Papertradex took control of the board and officer positions of Censox, constituting a change of control. Because the former owners of Papertradex gained control of Censox, the transaction would normally have been considered a purchase by Papertradex. However, since Censox was not carrying on a business, the transaction was not considered to be a business combination. Instead, the transaction was accounted for as a recapitalization of Papertradex and the issuance of stock by Papertradex (represented by the outstanding shares of Censox) for the assets and liabilities of Censox. The value of the net assets of Censox acquired by Papertradex is the same as their historical book value, being $12,234. At the date of the acquisition, the balance sheet of Censox was as follows:,

Cash	$3,448
Due from Papertradex	54,950
Total Assets	$58,398

Accounts payable	$29,999
Accrued liabilities	16,115
Due to related party	50
Total Liabilities	$46,164

Net Assets	$12,234

Papertradex was incorporated on August 28, 2003 and is a technology and marketing company, headquartered in London, England.

The major asset of Papertradex is the worldwide license (the “License”) to exploit a technology that has created an online e-auction printing buy and sell marketplace for the provision of commercial printing order placement. Value is added to buyers and vendors through a more efficient buying process, increased market liquidity and reduced cost. This software is currently being marketed via a two-channel strategy: the “Direct Users Strategy” and the “Partnership/Re-seller Strategy.” Both strategies are focused on establishing a distribution network throughout Europe, Asia, Australia and United States with a marketing mix that varies dependent upon levels of competition, Internet penetration, and availability of data in each country.

Papertradex (US) Inc.
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

Organization and Going Concern – Continued

Going Concern and Liquidity Considerations

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As at September 30, 2006, the Company has net working capital deficit of $229,019, an accumulated deficit of $718,861 and has incurred an accumulated operating cash flow deficit of $272,604 since incorporation. The Company intends to fund operations through sales and equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the current year.

Thereafter, the Company will be required to seek additional funds, either through sales and/or equity financing, to finance its long-term operations. The successful outcome of future activities cannot be determined at this time, and there is no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results. In response to these conditions, management intends to raise additional funds through future private placement offerings.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Significant Accounting Policies

a)	Basis of Consolidation

These consolidated financial statements include the accounts of Papertradex Europe Limited since its incorporation on August 28, 2003 and Papertradex (US) Inc. since the reverse acquisition on April 3, 2006 (Note 1). All intercompany balances and transactions have been eliminated.

b)	Fiscal Period

The Company’s fiscal year ends on September 30.

c)	Risks and Uncertainties

The Company operates in an emerging industry that is subject to market acceptance and technological change. The Company's operations are subject to significant risks and uncertainties, including financial, operational, technological and other risks associated with operating an emerging business, including the potential risk of business failure.

d)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenues and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company’s historical results as well as management’s future expectations. The Company’s actual results could vary materially from management’s estimates and assumptions.

Papertradex (US) Inc.
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies – Continued

e)	Development Stage Company

The Company is a development stage company as defined by SFAS No. 7. The Company is devoting substantially all of its present efforts to establish a new business. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

f)	Cash and Cash Equivalents

Cash equivalents consist of highly liquid debt instruments purchased with an initial maturity of three months or less.

g)	Property and Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is computed using the straight-line method to allocate the cost of depreciable assets over the estimated useful lives of the assets as follows:

Estimated useful
life (in years)
Office and computer equipment	3

Maintenance, repairs and minor renewals are charged directly to the statement of operations as incurred. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the financial statements and any resulting gain or loss is included in the statement of operations.

h)	Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable or at least at the end of each reporting period. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, management measures fair value based on quoted market prices or based on discounted estimates of future cash flows.

i)	Revenue Recognition

Revenues are recognized when all of the following criteria have been met: persuasive evidence for an arrangement exists; delivery has occurred; the fee is fixed or determinable; and collection is reasonably assured. Upfront contract payments received from the sale of services not yet earned are initially recorded as deferred revenue on the balance sheet.

Revenue from time and material service contracts is recognized as the services are provided. Revenue from fixed price, long-term service or development contracts is recognized over the contract term based on the percentage of services that are provided during the period compared with the total estimated services to be provided over the entire contract. Losses on fixed price contracts are recognized during the period in which the loss first becomes apparent. Payment terms vary by contract.

Papertradex (US) Inc.
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies – Continued

j)	Foreign Currency Translations

The Company’s functional currency is pounds sterling (“GBP”). The Company’s reporting currency is the U.S. dollar. All transactions initiated in other currencies are re-measured into the functional currency as follows:

	i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
	ii)	Non-monetary assets and liabilities, and equity at historical rates, and
	iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Gains and losses on re-measurement are included in determining net income for the period

Translation of balances from the functional currency into the reporting currency is conducted as follows:

	ii)	Assets and liabilities at the rate of exchange in effect at the balance sheet date,
	ii)	Equity at historical rates, and
	iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Translation adjustments resulting from translation of balances from functional to reporting currency are accumulated as a separate component of shareholders’ equity as a component of comprehensive income or loss. Upon sale or liquidation of the net investment in the foreign entity the amount deferred will be recognized in income.

k)	Advertising

The Company expenses the cost of advertising when incurred. Advertising expenses are included with marketing and public relations in general and administrative expenses in the accompanying statements of operations.

l)	Shipping and Handling Charges

Shipping and handling costs are included in cost of goods sold in the accompanying statements of operations in accordance with Emerging Issues Task Force ("EITF") No. 00-10, "Accounting for Shipping and Handling Fees and Costs.”

m)	Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

Papertradex (US) Inc.
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies – Continued

n)	Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable and amounts due to related parties. Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

o)	Concentrations and Credit Risk

The Company’s financial instruments that are exposed to concentrations and credit risk primarily consist of amounts due to related parties.

p)	Derivative Financial Instruments

The Company was not a party to any derivative financial instruments during any of the reported fiscal periods.

q)	Segment Reporting

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information,” changed the way public companies report information about segments of their business in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company currently operates in two segments, Western Europe and United States (Note 9).

r)	Stock-Based Compensation

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123(R), stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employees’ requisite service period (generally the vesting period of the equity grant). Before January 1, 2006, the Company accounted for stock-based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and complied with the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”. The Company adopted FAS 123(R) using the modified prospective method, which requires the Company to record compensation expense over the vesting period for all awards granted after the date of adoption, and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Accordingly, financial statements for the periods prior to January 1, 2006 have not been restated to reflect the fair value method of expensing share-based compensation. Adoption of SFAS No. 123(R) does not change the way the Company accounts for share-based payments to non-employees, with guidance provided by SFAS 123 (as originally issued) and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.

Papertradex (US) Inc.
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies – Continued

s)	Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements.

t)	Loss per Share

The Company computes net loss per common share using SFAS No. 128 "Earnings Per Share." Basic loss per common share is computed based on the weighted average number of shares outstanding for the period. Diluted loss per share is computed by dividing net loss by the weighted average shares outstanding assuming all dilutive potential common shares were issued. There were no dilutive potential common shares at September 30, 2006 and 2005. The Company has incurred net losses and has no potentially dilutive common shares, therefore; basic and diluted loss per share are the same. Additionally, for the purposes of calculating diluted loss per share, there were no adjustments to net loss.

u)	Treasury Stock

The Company accounts for acquisitions of treasury stock under the cost method. Treasury stock is recorded as a separate component of stockholders' equity (deficiency) at cost, and paid-in capital accounts are not adjusted until the time of sale, retirement or other disposition.

v)	Software Costs

The Company’s policy is that software development costs related to the product line are charged to expense as incurred in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed."

Costs for internal use software, whether developed or obtained, are assessed to determine whether they should be capitalized or expensed in accordance with American Institute of Certified Public Accountants' Statement ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Capitalized software costs, if any, will be reflected as property and equipment on the balance sheet.

w)	Obligations Under Capital Leases

Leases are classified as either capital or operating. Leases that transfer substantially all of the benefits and risks of ownership of property to the company are accounted for as capital leases. At the time a capital lease is entered into, an asset is recorded with its related long-term financing. As at the current period-end, the Company does not have any capital lease obligations. Payments under operating leases are expensed as incurred.

Papertradex (US) Inc.
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies - Continued

x)	Recently Adopted Accounting Standards

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (SFAS 158”). SFAS 158 requires an employer that sponsors one or more single- employer defined benefit plans to (a) recognize the overfunded or underfunded status of a benefit plan in its statement of financial position, (b) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS 87, “Employers’ Accounting for Pensions”, or SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, (c) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end, and (d) disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. SFAS 158 is effective for the Company’s fiscal year ending September 30, 2007. The adoption of SFAS 158 is not expected to have a material impact on the Company’s financial position, results of operation or cash flows.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurement" ("SFAS 157"). The Statement provides guidance for using fair value to measure assets and liabilities. The Statement also expands disclosures about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurement on earnings. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This Statement does not expand the use of fair value measurements in any new circumstances. Under this Statement, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the entity transacts. SFAS 157 is effective for the Company for fair value measurements and disclosures made by the Company in its fiscal year beginning on October 1, 2008. The adoption of SFAS 157 is not expected to have a material impact on the Company’s financial position, results of operation or cash flows.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets (“SFAS No. 156”), which amends FASB Statement No. 140 (“SFAS No. 140”). SFAS 156 may be adopted as early as January 1, 2006, for calendar year-end entities, provided that no interim financial statements have been issued. Those not choosing to early adopt are required to apply the provisions as of the beginning of the first fiscal year that begins after September 15, 2006 (e.g., January 1, 2007, for calendar year-end entities). The intention of the new statement is to simplify accounting for separately recognized servicing assets and liabilities, such as those common with mortgage securitization activities, as well as to simplify efforts to obtain hedge-like accounting. Specifically, the FASB said FAS No. 156 permits a servicer using derivative financial instruments to report both the derivative financial instrument and related servicing asset or liability by using a consistent measurement attribute, or fair value. The adoption of SFAS 156 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Papertradex (US) Inc.
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies - Continued

x)	Recently Adopted Accounting Standards - Continued

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS No. 155”), which amends Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”) and Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments containing embedded derivatives. The adoption of SFAS 155 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20, “Accounting Changes,” and supersedes FASB Statement No. 3,

“Reporting Accounting Changes in Interim Financial Statements – an amendment of APB Opinion No. 28.” SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period- specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the provisions of SFAS 154 will have a significant impact on its results of operations.

3.	Property and Equipment

Details are as follows:

			Net Book	Net Book
			Value	Value
		Accumulated	September 30,	September 30,
	Cost	Depreciation	2006	2005

Office and computer equipment	$2,862	$1,967	$895	$1,802

Papertradex (US) Inc.
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

4.	Agency Exploitation Agreement

By agreement dated June 30, 2006, the Company acquired from its majority stockholder, the Papertradex Technology by issuing 6,000,000 common shares. The Papertradex Technology is an on-line e-auction printing buy and sell marketplace for the provision of commercial printing and order placement. The value assigned was $300,000 being equal to the most recent share transaction of Censox at $0.05 per share. This amount was expensed as it does not meet the criteria for capitalization as set out in SFAS No. 86. Concurrent with this acquisition, the Agency Exploitation Agreement for the Papertradex Technology dated March 30, 2004 between the Company and third party licensors was cancelled.

5.	Loan from Related Party

By agreement dated October 4, 2004, the Company entered into a loan agreement with the majority shareholder whereby the shareholder would make available up to $269,655 (GBP150,000). The facility was to be available in tranches of $53,931 (GBP30,000) every three months. The facility was to be paid, including all accrued interest, by April 1, 2007 and bore interest at 6% per annum above the Svenska Handelsbanken Plc base rate or 10% per annum whichever is greater. During the first eighteen months from the date of the agreement, the loan was interest free. As security the shareholder has a first charge debenture agreement on all Company assets. By agreement dated July 25, 2005, the Company issued 7,696,897 common shares in full settlement of the $151,473 (GBP87,038) balance owing. The loan facility was cancelled at that time. No interest was paid, as the loan was settled within 18 months.

6.	Due to Censox Technologies Inc.

The amount due to Censox Technologies Inc. (“Censox”) of $Nil (2005 - $35,203) is non-interest bearing, unsecured and due on demand. Effective April 3, 2006, Censox acquired Papertradex (Note 1).

7.	Capital Stock

a)

The number of shares outstanding presented in these financial statements relating to share transactions taking place prior to April 3, 2006 has been restated to reflect the approximate 7.16:1 ratio based upon the 15,000,000 Censox shares issued on April 3, 2006 to acquire the 2,095,000 shares of Papertradex Europe Limited (Note 1).

b)	During the year ended September 30, 2004, the Company split its stock on a 100 new for 1 old basis.

c)	During the year ended September 30, 2004, the Company issued 5,405,011 common shares for a cash consideration of $13,394.

d)

During the prior year, the Company issued 1,754,178 of common stock to the Managing Director for consulting and employment services (Note 8c). The shares were recorded at $4,531 being the fair value at the time of issuance.

Papertradex (US) Inc.
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

7.	Capital Stock - Continued

e)	During the prior year, the Company issued 143,198 of common stock to a third party for consulting services. The shares were recorded at $2,817 being the fair value at the time of issuance.

f)	By agreement dated July 25, 2005, the Company issued 7,696,897 common shares in full settlement of $151,473 of debt owed to the majority shareholder (Note 5).

g)	During the current year, the Company issued 2,000 common shares at $0.05 per share for total cash proceeds of $100.

h)

On June 30, 2006, the Company issued 6,000,000 common shares at $0.05 per share being the consideration paid by the Company’s majority stockholder when it acquired the Papertradex Technology from a third party (Note 4).

There were no warrants or stock options granted during the current period and none were outstanding as at September 30, 2006 and 2005.

8.	Related Party Balances and Transactions

a)	The Company’s former director loaned $50 as the initial deposit to open the Company’s bank account. This loan is non-interest bearing and due on demand.

b)

The amounts due to related parties of $47,210 (2005 - $2,644) are non-interest bearing and due on demand. Included in due to related parties are $17,340 (2005 - $Nil) owing to a director, $50 (2005 - $50) owing to a former director (Note 8a), $1,731 (2005 - $Nil) owing to a corporate shareholder of the Company and $28,089 (2005 - $2,644) owing to a company with a director in common with a corporate shareholder of the Company.

c)

By employment agreement dated July 26, 2004 the Company agreed pay to the Managing Director $64,166 (GBP35,000) per annum plus 292,360 common shares every three months to a maximum of 1,754,178 shares. As at September 30, 2005, the maximum common shares have been issued. During the current year, $60,770 (2005 - $74,311) was paid or accrued to the managing director, of which $60,770 (2005 - $60,471) was paid in cash and $Nil (2005 - $4,286) was from the issuance of Nil (2005 – 1,656,723) common shares.

d)	During the current year, the Company paid or accrued the following fees:

i)

$Nil (2005 - $6,661) for accounting fees, $Nil (2005 - $1,665) for legal fees, $Nil (2005 - $16,652) for marketing and public relations, $Nil (2005 - $8,326) for rent and $Nil (2005 - $5,828) for consulting and technical support to a corporate shareholder of the Company; and

	ii)	$10,806 (2005 - $2,644) for rent to a company with a director in common with a corporate shareholder of the Company.

The above transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Papertradex (US) Inc.
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

9.	Segmented Information

Details on a geographic basis as at September 30, 2006 are as follows:

	Western
	Europe	U.S.A.	Total
Assets	$3,262	$238	$3,500
Loss for the year	$(130,361)	$(342,549)	$(472,910)

Details on a geographic basis as at September 30, 2005 are as follows:

	Western
	Europe	U.S.A.	Total
Assets	$14,863	$-	$14,863
Loss for the year	$(201,291)	$-	$(201,291)

10.	Income Taxes

The Company has incurred net operating losses for UK tax purposes of approximately $376,000, which may be carried forward indefinitely and used to reduce taxable income of future years. The Company also has accumulated net operating losses for U.S. federal income tax purposes of approximately $107,000, which may be carried forward until 2026 and used to reduce taxable income of future years. In addition, the Company has $295,000 of intellectual property costs deductible for tax purposes at $20,000 per year.

Details of future income tax assets:

	September 30,	September 30,
Future income tax assets:	2006	2005
Net operating losses	$483,000	$246,000
Intellectual property costs deductible for tax	295,000	-
purposes
	778,000	246,000
Effective US and UK corporate tax rates	31%	30%
Future income tax asset	241,000	73,800
Valuation allowance	(241,000)	(73,800)
	$-	$-

The potential future tax benefits of these losses have not been recognized in these financial statements due to uncertainty of their realization. When the future utilization of some portion of the carryforwards is determined not to be “more likely than not,” a valuation allowance is provided to reduce the recorded tax benefits from such assets.

Papertradex (US) Inc.
(Formerly Censox Technologies Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

11.	Non-Cash Transactions

The following is a schedule of non-cash investing and financing transactions:

			Cumulative
			From
			Incorporation
	For the	For the	August 28,
	Year Ended	Year Ended	2003 to
	September 30,	September 30,	September 30,
	2006	2005	2006
Schedule of Non-Cash Investing and Financing
Transactions
Shares issued for acquisition of Papertradex Europe
Ltd. (Note 1)	$12,234	$-	$12,234
Shares issued for consulting services	$-	$7,348	$7,348
Shares issued to related party for debt (Note 5)	$-	$151,473	$151,473
Shares issued for intellectual property (Note 4)	$300,000	$-	$300,000
Acquisition of Assets and Liabilities of
Censox Technologies Inc.: (Note 1)
Due from Papertradex Europe Ltd.	$54,950	$-	$54,950
Accounts payable	$29,999	$-	$29,999
Accrued liabilities	$16,115	$-	$16,115
Due to related party	$50	$-	$50

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that Registration Statement, but does not contain all of the information contained in the Registration Statement and exhibits. Statements made in the Registration Statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. You may inspect the Registration Statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our Registration Statement and the referenced exhibits can also be found on this website.

We are not currently subject to the Securities Exchange Act of 1934 and currently are not required to, and do not, deliver annual, quarterly or special reports to stockholders. We will not deliver such reports to our stockholders until after, and if, this offering is declared effective by the Securities and Exchange Commission. Once such effectiveness is granted, if ever, we plan to file a registration statement pursuant to the Exchange Act in order to register our common stock under Section 12(g) of the Exchange Act. Upon our common stock becoming registered under the Exchange Act, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings will be available to the public over the Internet at the SEC’s website at http://www.sec.gov.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.